   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 17, 1998
                                                      REGISTRATION NO. 333-43487
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                           --------------------------

                                   FORM SB-2
                        PRE-EFFECTIVE AMENDMENT NO. 1 TO
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                             CHAPMAN HOLDINGS, INC.
                 (Name of Small Business Issuer in its Charter)

               MARYLAND                                  6211                                 52-2069777
   (State or Other Jurisdiction of           (Primary Standard Industrial                   (IRS Employer
    Incorporation or Organization)           Classification Code Number)                 Identification No.)

                           --------------------------

                       THE WORLD TRADE CENTER - BALTIMORE
                             401 EAST PRATT STREET
                                   28TH FLOOR
                           BALTIMORE, MARYLAND 21202
                                 (410) 625-9656
          (Address and Telephone Number of Principal Executive Office)

                         ------------------------------

                       NATHAN A. CHAPMAN, JR., PRESIDENT
                             CHAPMAN HOLDINGS, INC.
                       THE WORLD TRADE CENTER - BALTIMORE
                             401 EAST PRATT STREET
                                   28TH FLOOR
                           BALTIMORE, MARYLAND 21202
                                 (410) 625-9656
           (Name, Address and Telephone Number of Agent for Service)

                         ------------------------------

                                   COPIES TO:

             ELIZABETH R. HUGHES, ESQ.                             FRANK S. JONES, JR., ESQ.
          VENABLE, BAETJER AND HOWARD, LLP                     WHITEFORD, TAYLOR & PRESTON L.L.P.
       1800 MERCANTILE BANK & TRUST BUILDING                        SEVEN SAINT PAUL STREET
                 TWO HOPKINS PLAZA                               BALTIMORE, MARYLAND 21202-1626
           BALTIMORE, MARYLAND 21201-2978                                (410) 347-8707
                   (410) 244-7400

                           --------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT IS EFFECTIVE.

    If any of the securities being registered on this form is to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO THE REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                 SUBJECT TO COMPLETION DATED: FEBRUARY 17, 1998

                        MINIMUM OFFERING: 850,000 SHARES
                       MAXIMUM OFFERING: 1,000,000 SHARES

    [LOGO]
                             CHAPMAN HOLDINGS, INC.

                                  COMMON STOCK
                              --------------------

    Chapman Holdings, Inc., a Maryland corporation (the "Company"), is offering for sale up to 1,000,000 shares (the "Maximum") of its common stock, $0.001 par value per share (the "Common Stock") (the offering made is referred to herein as the "Offering"). A minimum of 850,000 shares of Common Stock must be sold in order for the Offering to close (the "Minimum"). Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that any such market will develop in the future. The Company has applied for quotation on the Nasdaq SmallCap Market (the "SmallCap Market") under the symbol "CMAN". It is currently anticipated that the initial public offering price of the shares of Common Stock offered by this Prospectus (the "Shares") will be between $7.00 and $9.00 per share. The initial public offering price will be determined by negotiation between the Company and a qualified independent underwriter as required by the Rules of the National Association of Securities Dealers, Inc. (the "NASD"). See "Plan of Distribution." Upon sale of the Minimum, the current President of the Company will exercise voting control over approximately 64.4% of the Company's outstanding Common Stock. See "Principal Stockholders."
                            ------------------------

THE SECURITIES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND IMMEDIATE SUBSTANTIAL DILUTION. SEE "RISK FACTORS" ON PAGE 6 AND "DILUTION." THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
       COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
               REPRESENTATION TO THE CONTRARY IS A CRIMINAL
                                    OFFENSE.

                                                                             UNDERWRITING
                                                                             DISCOUNTS AND           PROCEEDS TO
                                                     PRICE TO PUBLIC       COMMISSIONS(1)(2)         COMPANY(3)
Per Share.......................................            $                      $                      $
Total Minimum...................................            $                      $                      $
Total Maximum...................................            $                      $                      $

(1) The Company has agreed to indemnify The Chapman Co. (the "Underwriter") and the qualified independent underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Plan of Distribution."

(2) Includes fees payable to the qualified independent underwriter. See "Plan of Distribution."

(3) Before deducting expenses payable by the Company that are estimated at $300,000.
                            ------------------------

    The Shares are offered on a best efforts basis by the Underwriter, subject to prior sale, when, as and if delivered to and accepted by the Underwriter and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriter reserves the right to withdraw, cancel or modify the Offering without notice and to reject any order in whole or in part.

    This Offering is conditioned upon the sale of the Minimum. Until the Minimum is sold, all funds received from purchasers will be held by UMB Bank, N.A. as escrow agent and returned promptly if the Minimum is not sold by the termination date, without interest or deduction. The termination date of the Offering is on the earlier to occur of: the date selected by the Company; the date of the sale of the Maximum; or, if the Minimum is not sold, 180 days after the date of this Prospectus, unless extended by the Company for one or more additional periods not to exceed an additional 30 days in the aggregate (the "Termination Date").

                                THE CHAPMAN CO.

                                     , 1998

                            ------------------------

                              FURTHER INFORMATION

    The Company will furnish to its stockholders annual reports containing financial statements for each fiscal year audited by an independent accounting firm.

    DOMESTIC EMERGING MARKETS-REGISTERED TRADEMARK- IS A REGISTERED TRADEMARK AND DEM-TM- AND DEM INDEX-TM- ARE TRADEMARKS OF NATHAN A. CHAPMAN, JR.

                               PROSPECTUS SUMMARY

    EACH PROSPECTIVE INVESTOR IS URGED TO READ THIS PROSPECTUS IN ITS ENTIRETY. THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. CERTAIN OF THE INFORMATION CONTAINED IN THIS SUMMARY AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING THE DISCUSSION APPEARING UNDER THE CAPTION "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS," ARE FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THE FORWARD-LOOKING STATEMENTS, SEE "RISK FACTORS" AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." ON DECEMBER 29, 1997, THE COMPANY, A NEWLY FORMED MARYLAND CORPORATION, EFFECTED A TAX-FREE HOLDING COMPANY REORGANIZATION PURSUANT TO WHICH THE CHAPMAN CO. BECAME A WHOLLY-OWNED DIRECT SUBSIDIARY OF THE COMPANY. IMMEDIATELY PRIOR TO THE CLOSING OF THE SALE OF THE MINIMUM, THE COMPANY INTENDS TO EFFECT A TAX-FREE SPIN-OFF TRANSACTION PURSUANT TO WHICH THE CHAPMAN CO.'S TWO WHOLLY-OWNED SUBSIDIARIES, CHAPMAN CAPITAL MANAGEMENT, INC. ("CCM") AND THE CHAPMAN INSURANCE AGENCY INCORPORATED ("CIA"), WILL BECOME WHOLLY-OWNED SUBSIDIARIES OF SEPARATE HOLDING COMPANIES AND THE STOCK OF SUCH HOLDING COMPANIES WILL BE DISTRIBUTED TO THE EXISTING STOCKHOLDERS OF THE COMPANY (THE "SPIN-OFF"). INVESTORS THAT PURCHASE SHARES IN THE OFFERING WILL NOT RECEIVE STOCK IN EITHER HOLDING COMPANY. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO THE COMPANY HEREIN ASSUME COMPLETION OF THE SPIN-OFF AND THE INFORMATION SET FORTH IN THIS PROSPECTUS GIVES EFFECT TO THE SPIN-OFF. UNLESS OTHERWISE INDICATED, ALL REFERENCES TO THE COMPANY HEREIN REFER TO CHAPMAN HOLDINGS, INC. AND ITS WHOLLY-OWNED DIRECT SUBSIDIARY, THE CHAPMAN CO.

                                  THE COMPANY

    The Company is an African-American owned and controlled full service securities brokerage and investment banking firm. Through its wholly-owned subsidiary, The Chapman Co., the Company is registered as a broker-dealer with the Securities and Exchange Commission (the "Commission") and in 24 states and the District of Columbia and is a member firm of the National Association of Securities Dealers, Inc. (the "NASD"). The Company's primary sources of revenue are derived from brokerage services, corporate finance and government finance activities. These activities are supported by the Company's research capabilities.

    The Company provides sales and trading services to institutional and retail clients. Commissions are charged for executing buy and sell orders of securities on national and regional exchanges and in the over-the-counter market.

    The Company has been a member of over 200 underwriting syndicates for corporate issues, substantially all of which were equity offerings. The number of transactions in which the Company participated during the last three years declined primarily due to its limited capital position. The Company has been involved in government finance for over nine years. The Company has managed, primarily as co-manager, over 200 tax-exempt public finance transactions, including approximately 35 transactions in the past two years. The Company has also participated in the direct offering, as a selling group member, of debt of the Tennessee Valley Authority and in competitive syndicates for other government agencies.

    The Company has recently launched a new corporate finance strategic initiative called the Domestic Emerging Markets ("DEM") strategy which targets domestic companies controlled by African-Americans, Asian-Americans, Hispanic/Latino Americans and women as candidates for the Company's investment banking services. The Company intends to market its investment banking services to companies meeting the DEM profile and to make markets in the stocks of selected DEM companies. The Company believes that its DEM strategy will permit it to develop a market niche for its corporate finance business.

    The Company is headquartered at The World Trade Center--Baltimore, 401 East Pratt Street, 28th Floor, Baltimore, MD 21202 and its telephone number is (410) 625-9656. The Company has sales offices in Alabama, Tennessee, Illinois, Texas and Pennsylvania.

                                  THE OFFERING

Common Stock Offered
    Minimum:                                                                850,000 Shares
    Maximum:                                                              1,000,000 Shares

Common Stock Outstanding
    Prior to the                                                          1,989,235 Shares
      Offering:

    After the Offering
      Minimum:                                                            2,839,235 Shares
      Maximum:                                                            2,989,235 Shares

Use of Proceeds:           The Company proposes to use the net proceeds from this Offering to increase its net capital to participate in corporate and government finance transactions, expand market-making and
                           research efforts, implement its DEM strategy, expand sales and marketing efforts (primarily for new products), hire sales personnel to staff additional sales offices and corporate finance staff to implement its DEM strategy and to provide general corporate working capital. While the Company does not have any current plans regarding mergers or acquisitions, the Company may use a portion of the net proceeds from this Offering for such purposes. The extent to which the Company will seek to implement the above objectives will be determined by the total amount of proceeds raised from the Offering. If the Minimum is sold, the
                           Company intends to devote a substantial amount of the net
                           proceeds to increase net capital as needed to participate in corporate and public finance transactions, expand market- making and research, implement its DEM strategy and the remainder to sales and marketing. To the extent net proceeds in excess of the
                           Minimum are received, the Company expects to devote increasing amounts to increase its net capital and the amounts of net proceeds allocated to the other specified uses of proceeds. See
                           "Use of Proceeds."

Risk Factors:              Prospective investors in the Common Stock should carefully consider the information discussed under the heading "Risk
                           Factors."

                             SUMMARY FINANCIAL DATA

    The summary of financial information set forth below is derived from the Company's audited financial statements for each of the years ended December 31, 1995 and 1996, which have been audited by Arthur Andersen LLP, independent public accountants. The financial data for the ten months ended October 31, 1996 and 1997 have been derived from unaudited financial statements of the Company. The unaudited financial data, in the opinion of management, includes all adjustments, consisting of normal recurring adjustments and adjustments for discontinued operations, necessary for the fair presentation of the financial condition and results of operations of the Company. This information should be read in conjunction with such financial statements, including the notes thereto included elsewhere in this Prospectus.

                                                                                            TEN MONTHS ENDED
                                                            YEARS ENDED DECEMBER 31,          OCTOBER 31,
                                                           --------------------------  --------------------------
                                                               1995          1996          1996          1997
                                                           ------------  ------------  ------------  ------------

                                                                                       (UNAUDITED)   (UNAUDITED)
STATEMENT OF OPERATIONS DATA

  Total revenues.........................................  $  2,795,992  $  2,887,049  $  1,981,860  $  2,543,820
  Income from continuing operations before income tax
    provision............................................       134,446       516,338        92,336       434,807
  Net income from continuing operations..................  $    206,446  $    350,338  $     63,336  $    260,907
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

  Earnings per share:
    from continuing operations...........................  $       0.09  $       0.16  $       0.03  $       0.13
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
  Weighted average shares outstanding....................     2,201,414     2,191,374     2,200,514     2,001,914
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

                                                                               OCTOBER 31, 1997
                                                             ----------------------------------------------------
                                                                                        PRO FORMA     PRO FORMA
                                                                           PRO FORMA   AS ADJUSTED   AS ADJUSTED
                                                               ACTUAL         (1)       MINIMUM(2)    MAXIMUM(2)
                                                             -----------  -----------  ------------  ------------

                                                             (UNAUDITED)  (UNAUDITED)
BALANCE SHEET DATA

  Cash, cash equivalents and marketable securities.........   $ 440,428    $ 440,428   $  6,464,436   $7,580,436
  Total assets.............................................   2,818,525    1,766,518      7,790,526    8,906,526
  Total long-term debt.....................................      --           --            --            --
  Total stockholders' equity...............................   1,225,932    1,364,921      7,388,929    8,504,929

------------------------

(1) Pro forma adjustments give effect to the Spin-off.

(2) Pro forma as adjusted minimum and pro forma as adjusted maximum give effect to the sale of the Minimum and Maximum, respectively, at an estimated offering price of $8.00 per share less underwriting discounts, commissions and estimated offering expenses.

                                  RISK FACTORS

    THE SHARES INVOLVE A HIGH DEGREE OF RISK. PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CONSIDER CAREFULLY THE RISK FACTORS SET FORTH BELOW AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS.

    This Prospectus contains certain forward-looking statements within the meaning of the federal securities laws. Actual results could differ materially from those projected in the forward-looking statements due to a number of factors, including those set forth below and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Shares.

GENERAL SECURITIES BUSINESS RISKS

    The securities business is, by its nature, subject to numerous and substantial risks, particularly in volatile or illiquid markets and in markets influenced by sustained periods of low or negative economic growth, including the risk of losses resulting from the underwriting or ownership of securities, trading, principal activities, counterparty failure to meet commitments, customer fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions, litigation, the risks of reduced revenue in periods of reduced demand for public offerings or reduced activity in the secondary markets and the risk of reduced spreads on the trading of securities.

MANAGEMENT OF GROWTH

    The Company has experienced and expects to continue to experience significant growth in its business activities and the number of its employees. This growth has required and will continue to require increased investment in personnel, financial and management systems and controls and facilities. The absence of continued revenue growth, or the Company's inability to manage such growth, could have a material adverse effect on the Company's operations. In addition, as is common in the securities industry, the Company is and will continue to be highly dependent on the effective and reliable operation of its communications and information systems. Any difficulty in the operation of existing systems, the implementation of new systems or the training of personnel could adversely affect the Company's ability to manage growth.

HIGHLY COMPETITIVE INDUSTRY

    The investment banking and brokerage industry is extremely competitive. The Company encounters intense competition in all aspects of the securities business and competes directly with other securities firms, a significant number of which have greater capital, experience and other resources than the Company. Competition also exists for experienced personnel including technical personnel and account executives. In addition to competition from firms currently in the securities business, recently there has been increasing competition from other sources, such as commercial banks and insurance companies offering financial services. See "Business--Competition."

UNPROVEN NATURE OF DOMESTIC EMERGING MARKETS STRATEGY

    The Company has recently launched the DEM strategic initiative which targets U.S. companies controlled by African-Americans, Asian-Americans, Hispanic/Latino Americans and women as candidates for investment banking services. The Company will seek to expand its investment banking business through the implementation of its DEM strategy, by earning fees from the distribution of DEM products, such as investment companies with DEM-driven portfolios, from the provision of financial advisory and investment banking services to DEM companies and by making markets in the securities of DEM companies. Although the Company has identified approximately 150 publicly traded companies with DEM characteristics, there can be no assurance that companies meeting the DEM profile will select the Company for investment banking or other services. The Company has had limited corporate finance experience in a management role; therefore its ability to provide DEM companies with investment banking services, such as management of underwriting syndicates, will require adding personnel with investment banking expertise and development of a track record in the management of underwriting syndicates. There can be no assurance that the Company will be able to attract, hire and retain such personnel. Furthermore, because a substantial number of companies meeting the DEM profile are expected to trade in the over-the-counter markets, the formation of underwriting syndicates for and the distribution of securities of such companies as well as making markets in the stocks of such companies may be more difficult than for companies having larger capitalizations and greater market liquidity. See "Business--Strategy."

PROPOSED EXPANSION

    The Company intends to apply a portion of the net proceeds of the Offering to increase its net capital to participate in corporate and government finance transactions. See "Use of Proceeds." There can be no assurance that the Company will continue to be invited to participate in such transactions or that the number of such transactions in which it is invited to participate will grow. The Company also intends to deploy a portion of the net proceeds in efforts to obtain government finance business in those states with the most tax-exempt bond offerings in which the Company does not already have an office. The addition of personnel to staff such offices (together with any corporate finance staff added to implement the DEM strategy) can be expected to significantly increase the Company's operating expenses. There can be no assurance that the Company will be able to increase its revenue in an amount sufficient to offset such increased expenses. See "Business Strategy."

DEPENDENCE ON KEY PERSONNEL; DUTIES TO OTHER COMPANIES

    For the foreseeable future, the Company will place substantial reliance upon the personal efforts and abilities of Nathan A. Chapman, Jr., President of the Company. The loss of the services of Mr. Chapman may have a material adverse effect on the business, operations, revenue and/or business prospects of the Company. The Company maintains key man life insurance on Mr. Chapman in the amount of $7 million. Mr. Chapman also serves as President and Chief Executive Officer of CCM, CIA and certain investment companies sponsored by CCM. Therefore, Mr. Chapman will not devote full time to the operation of the Company and will devote significant time to his duties to these other entities. The Company expects that Mr. Chapman will devote no less than 50% of his time to the operation of the Company. See "Certain Transactions."

CERTAIN TRANSACTIONS; RELATIONSHIPS WITH OTHER CHAPMAN ENTITIES; CONFLICTS OF
  INTEREST

    The Company acts as an underwriter for the securities of three active registered investment companies, DEM, Inc., a closed-end company, and DEM Equity Fund and The Chapman U.S. Treasury Money Fund, each an open-end portfolio of The Chapman Funds, Inc. These related party transactions accounted for 14%, 16% and 13% of the Company's revenues in the ten month ended October 31, 1997, and the years ended 1996 and 1995, respectively. Each of these investment companies was sponsored and is managed by CCM. CCM's majority owner, through a holding company, is Nathan A. Chapman, Jr., the Company's President. In addition, several of the Company's key executives, including Mr. Chapman, are also officers and/or directors of holding companies owning all of the outstanding equity securities of CCM and CIA. The common management and/or ownership among CCM, CIA, DEM, Inc., The Chapman Funds, Inc. and the Company may involve potential conflicts of interest with respect to the terms of business transactions, allocations of shared expenses for overhead (including compensation of shared employees, lease payments and other expenses) and the allocation of business opportunities between the Company and such other companies. See "Certain Transactions." Further, because the key executives of the Company are also senior executives of other companies, the Company's management will not be able to devote all of its time to the business affairs of the Company. Management intends to have all business transactions and allocations of overhead between the Company and such other companies approved by a committee of the Board of Directors composed of independent, outside directors. Furthermore, the compensation of the Company's President will be approved by the Compensation Committee of the Board of Directors, all of the members of which are independent, outside directors. The Company currently has outstanding loans to certain affiliated parties. As of December 31, 1997, CCM owed the Company $771,889 as evidenced by in a 10-year note executed as of October 31, 1997 in the amount of $763,367 which accrues interest at 6.68% per annum. As of December 31, 1997, CCM has not made any payments on this note. As of December 31, 1997, CCM also owed the Company $28,782 pursuant to certain allocation arrangements pertaining to shared overhead and other expenses of the Company and CCM. As of December 31, 1997, the Company had outstanding advances to Mr. Chapman of $164,601, of which $116,011 represents outstanding principal and interest on a $106,923 demand note dated December 31, 1996 which bears interest at the prime rate, and $48,590 of which represents additional advances to Mr. Chapman since the date of such note. As of December 31, 1997, Mr. Chapman has made no payments to the Company with respect to the note or the additional advances. As of February 11, 1998, with the approval of the independent members of the Board of Directors, Mr. Chapman executed a three-year note in the amount of $176,250 which accrues interest at 5.54% per annum to replace the note executed December 31, 1996. The Company's advances to Mr. Chapman were used by Mr. Chapman for personal expenses. See "Certain Transactions."

POTENTIAL CONFLICTS CAUSED BY SELF-UNDERWRITING; NEED FOR QUALIFIED INDEPENDENT
  UNDERWRITER

    The Chapman Co. (which is a wholly-owned subsidiary of the Company) is the Underwriter of the Offering on a best efforts basis. As a wholly-owned subsidiary of the Company, The Chapman Co.'s role as Underwriter may involve certain conflicts of interest. Pursuant to the Conduct Rules of the NASD, the Shares are being offered at a price no higher than that recommended by Ferris Baker Watts, Incorporated, which is acting as qualified independent underwriter (the "QIU"). Although the QIU has participated in the preparation of the Registration Statement of which this Prospectus forms a part and is required to exercise the usual standards of "due diligence" with respect thereto, there can be no assurance that certain conflicts will not arise with respect to this Offering, or if conflicts do arise, that they will be resolved in a manner favorable to investors. See "Plan of Distribution."

ARBITRARY NEGOTIATED OFFERING PRICE

    Prior to this Offering, there has been no public market for the Common Stock. The initial price to the public for the Shares has been determined through negotiation between the Company and the QIU and may not be indicative of the market price of the Common Stock after the Offering. For a discussion of the factors considered in determining the offering price, see "Plan of Distribution." Certain factors, such as subsequent sales of Common Stock into the market by existing stockholders and market conditions generally, could cause the market price of the Common Stock to fluctuate substantially. Furthermore, there can be no assurance that the offering price will correspond to the price at which the Common Stock will trade in the public market at any time subsequent to the Offering. See "Shares Eligible for Future Sale."

IMMEDIATE AND SUBSTANTIAL DILUTION

    The sale of the Minimum would involve immediate and substantial dilution of $5.40 per share, or 67.5%, to investors because the net tangible book value per share of Common Stock upon the sale of the Minimum would be substantially less than the per share offering price, assuming an $8.00 per share offering price. See "Dilution."

EFFECT ON MARKET PRICE OF SHARES ELIGIBLE FOR FUTURE SALE

    As of the Minimum closing, the Company will have 2,839,235 shares of Common Stock outstanding, of which 1,828,115 will be beneficially owned by Nathan A. Chapman, Jr. With the exception of 196,595 shares of Common Stock owned by Mr. Chapman, all of the shares outstanding prior to the Offering will be available for resale in the public market, under Rule 144 promulgated pursuant to the Securities Act, 90 days after the date of this Prospectus. Mr. Chapman has agreed not to publicly sell any of the shares of Common Stock that he owns as of the date of this Prospectus until June 28, 1999. Sales of a significant number of shares of Common Stock in the public market could have a material adverse effect on the market price of the Common Stock. See "Shares Eligible for Future Sale."

SIGNIFICANT FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

    The Company's revenue and operating results may fluctuate from quarter to quarter and from year to year due to a combination of factors, including the number of underwriting transactions in which the Company participates, access to public markets for companies in which the Company has invested as a principal, the valuations of the Company's principal investments, the level of institutional and retail brokerage transactions, variations in expenditures for personnel, litigation expenses and expenses of establishing new business units. The Company's revenue from an underwriting transaction is recorded only when the underwritten security commences trading; accordingly, the timing of the Company's recognition of revenue from a significant transaction can materially affect the Company's quarterly operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BEST EFFORTS NATURE OF OFFERING; UNDERWRITER HAS NO COMMITTMENT TO PURCHASE
  SHARES

    The Underwriter shall use its best efforts to sell the Shares; however, there is no commitment by the Underwriter or any other person to purchase the Shares. Consequently, the Company can give no assurance that any of the Shares will be sold. Although the Offering will not close unless the Minimum is achieved, the Company's ability to implement the DEM strategy and expand its operations will be diminished to the extent less than the Maximum is sold. See "Use of Proceeds" and "Plan of Distribution."

REGULATORY RISKS

    The Company's business, and the securities industry generally, are subject to extensive regulation at both the federal and state levels. In addition, self-regulatory organizations, such as the NASD, require strict compliance with their rules and regulations. Among other things, these regulatory authorities impose restrictions on sales methods, trading practices, use and safekeeping of customer funds and securities, record keeping and the conduct of principals and employees. The extensive regulatory framework applicable to broker-dealers, the purpose of which is to protect customers and the integrity of the securities markets, imposes significant compliance requirements on the Company. Failure to comply with any of the laws, rules or regulations of any independent, state or federal regulatory authority could result in a fine, injunction, suspension or expulsion from the industry, which could have a material adverse effect on the Company. Although the Company has implemented procedures designed to achieve compliance with such laws, rules and regulations, there can be no assurance that such compliance procedures will prevent violations. Furthermore, amendments to existing statutes and regulations or the adoption of new statutes and regulations could require the Company to alter its methods of operation at costs which could be substantial. See "Business--Government Regulation," "--Net Capital Requirements" and "--Legal Proceedings."

NET CAPITAL REQUIREMENTS

    The Securities and Exchange Commission (the "Commission") and the NASD have adopted stringent provisions with respect to net capital requirements applicable to the operation of securities firms. A significant operating loss or any charge against the net capital of the Company's brokerage subsidiary, The Chapman Co., could adversely affect its ability to operate, expand or, depending upon the magnitude of the loss or charge, maintain its present level of business. These rules could also restrict the ability of the Company to withdraw capital from The Chapman Co., even in circumstances where The Chapman Co. has more than the minimum amount of required capital, which, in turn, could limit the ability of the Company to implement its strategies. See "Business--Government Regulations."

CONTROL BY PRINCIPAL STOCKHOLDER

    Nathan A. Chapman, Jr. will beneficially own in the aggregate approximately 64.4% and 61.2% of the outstanding shares of Common Stock assuming the Minimum and Maximum, respectively, are sold in this Offering. Accordingly, Mr. Chapman will control the outcome of all matters submitted to the stockholders for approval, including the election of directors of the Company. See "Management" and "Principal Stockholders."

NO PRIOR PUBLIC MARKET FOR AND POSSIBLE PRICE VOLATILITY OF THE SHARES;
  LIMITATIONS ON MARKET MAKING ACTIVITIES

    Prior to the Offering, there has been no public trading market for the Common Stock and there is no assurance that an active public market for the Common Stock will develop or, if developed, will continue after the Offering. In the absence of an active public trading market, an investor may be unable to liquidate his investment. The trading prices of the Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, announcements of material business events by the Company or its competitors and other events or factors. Moreover, pursuant to Commission and NASD regulations, a company engaging in market making transactions in its own or an affiliate's securities must deliver a current market making prospectus to purchasers. Therefore, the Company and its wholly-owned brokerage subsidiary, The Chapman Co., will not be able, in the absence of a current market making prospectus, to engage in trading or market making activities relating to the Common Stock following consummation of this Offering. A "market making" prospectus is a continuously updated prospectus that is part of an effective registration statement filed with the Securities and Exchange Commission (the "Commission") and must be delivered to purchasers of securities from the issuer of such securities or a broker-dealer affiliate of such issuer in market making transactions. The costs of maintaining a current prospectus and the prospectus delivery requirements can increase the costs of making a market in securities to both the issuer and the broker-dealer. The Company believes that there will be sufficient market makers to qualify for and maintain a SmallCap Market quotation; however, no firms are under any obligation to make a market in the Common Stock and any firm which commences market making activities may cease such activities at any time. Further, other rules, including those relating to the use of "insider information," may prevent the Company's registered representatives from recommending the Common Stock to its customers. To the extent that the Company is unable to make a market in, or recommendations regarding, the Common Stock following this Offering, the ability of investors to sell the Common Stock in the secondary market may be limited and the price of the Common Stock may be adversely affected.

RISKS OF LOW PRICED STOCKS

    There is currently no public market for the Company's Common Stock. The Company has applied for quotation on the SmallCap Market; however, there can be no assurance that the Nasdaq Stock Market will approve the Company's application. A summary of the current financial requirements for initial quotation and maintenance of such quotation on the SmallCap Market as currently in effect are set forth below:

                                                               INITIAL
ATTRIBUTE                                                     QUOTATION        MAINTENANCE
---------------------------------------------------------  ----------------  ----------------
Net Tangible Assets
  or                                                       $4,000,000 or     $2,000,000 or
Market Capitalization
  or                                                       $50,000,000 or    $35,000,000 or
Net Income (latest
  year or two of last three
  years)                                                   $750,000          $500,000
Public Float (Shares)                                      1,000,000         500,000
Market Value of
  Public Float                                             $5,000,000        $1,000,000
Stockholders                                               300               300
Minimum Bid Price                                          $4.00             $1.00
Number of Market
  Makers                                                   3                 2

    The Company expects that at the time of the Minimum closing it will meet the current initial quotation and maintenance requirements. However, the Offering is not conditioned on achieving listing on the SmallCap Market, and there can be no assurance that a market will develop for the Common Stock, or that the Company will continue to meet the other requirements for quotation. Until such time as the Company's application is approved and the Common Stock is quoted on the SmallCap Market, trading in the Common Stock, should a market develop, could be conducted in the over-the-counter market in the so-called "pink sheets" or the NASD's Electronic Bulletin Board.

CREDIT RISKS

    The Company clears all transactions for its brokerage customers on a fully disclosed basis with its clearing agent, which carries and clears all customer securities accounts. The clearing agent also lends funds to the Company's brokerage customers through the use of margin credit. These loans are made to customers on a secured basis, with the clearing agent maintaining collateral in the form of salable securities, cash or cash equivalents. Pursuant to the terms of the agreement between the Company and the clearing agent, in the event that customers fail to pay for their purchases, to supply the securities that they have sold, or to repay funds they have borrowed, and the clearing agent satisfies any customer obligations, the Company would be obligated to indemnify the clearing agent for any resulting losses. See "Business-- Clearing Agent and Customer Credit."

LEGAL PROCEEDINGS AND ARBITRATION RISKS

    Many aspects of the Company's business involve substantial risks of liability and regulatory enforcement by state and federal regulators. Additionally, in recent years, there has been increased litigation involving participants in the securities industry. Underwriters and agents are subject to substantial potential liability for material misstatements and omissions in prospectuses and other communications with respect to underwritten offerings of securities. Claims by dissatisfied customers for fraud, unauthorized trading, churning, mismanagement and breach of fiduciary duty are regularly made against broker-dealers. Customer claims may be made in arbitration proceedings, which claims could result in awards of compensatory and/or punitive damages against the Company. The Company has been, and is currently, a party to such proceedings, none of which management believes will result in any material liability. See "Business--Legal Proceedings."

CURRENT AND POTENTIAL REFORMS IN THE NASDAQ STOCK MARKET

    The Nasdaq Stock Market has come under intense scrutiny in the media and Congress during the past few years and has been the subject of Commission investigations into its operations. Concerns have been raised with respect to the size of the spreads between the price paid by investors purchasing Nasdaq-quoted securities and the dealers who process the transactions. Concerns also have been raised with respect to whether Nasdaq's listing requirements are sufficiently stringent and whether the NASD, the trade organization controlling the Nasdaq market, carefully polices Nasdaq-quoted companies. In response, the NASD has begun to boost its internal compliance and monitoring programs, including establishing a separate regulatory unit, National Association of Securities Dealers Regulation, Inc. ("NASDR"). More specifically, NASDR has taken numerous steps to better monitor trading activities among dealers and to scrutinize companies' compliance with applicable standards for quotation, and has heightened its overall monitoring of small capitalization companies.

    The effects of current and proposed Nasdaq reform on the operations of brokerage firms, especially those specializing in the securities of small capitalization companies, such as the Company, cannot be fully anticipated. The cost of compliance with any new rules, regulations and procedures instituted by the NASDR could be significant. Additionally, the implementation of stricter standards for initial and continued inclusion of companies on Nasdaq could adversely affect the prospects of small capitalization companies, the stock performance of such companies, and the liquidity of investors' investments in such companies. Increased compliance costs or the inability to attain or maintain the quotation of underwriting clients on the Nasdaq system, or a combination thereof, could adversely affect the financial performance of the Company.

NO DIVIDENDS

    To date, the Company has not paid any cash dividends on its Common Stock and does not expect to declare or pay any cash dividends in the foreseeable future. The Company intends to retain all earnings, if any, for the foreseeable future for the Company's continued growth. Moreover, the Company's ability to pay dividends in the future may be restricted by the obligations of its wholly-owned broker-dealer subsidiary, The Chapman Co., to comply with the net capital rules applicable to broker-dealers. See "Dividend Policy" and "Business--Government Regulation, Net Capital Requirements."

DISCRETIONARY USE OF PROCEEDS

    The Company will have broad discretion as to the application of the offering proceeds. Assuming an offering price of $8.00 per share, if the Minimum is sold, 14.9% of the net proceeds to the Company from the sale of the Shares will be applied to general corporate purposes, such as working capital. In the event the Maximum is sold, 14.0% of the net proceeds will be used in connection with such general corporate purposes. The Company may also use a portion of the offering proceeds to effectuate suitable business combinations, including mergers, consolidations and/or corporate acquisitions. Such transactions may be consummated notwithstanding the stockholders' inability to conduct a financial review of any potential target or the lack of a stockholder vote approving the potential business combination. See "Use of Proceeds."

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of the Shares, assuming a public offering price of $8.00 per share and, after deducting underwriting discounts, commissions and estimated offering expenses, are estimated to be approximately $6,024,000 if the Minimum is sold. In the event the Maximum is sold, net proceeds are estimated to be approximately $7,140,000.

                                USE OF PROCEEDS

                                                                       MINIMUM       PERCENT      MAXIMUM       PERCENT
                                                                     ------------  -----------  ------------  -----------
Expand net capital to participate in corporate & government finance
  transactions.....................................................  $  2,624,000        43.6%  $  3,140,000        43.9%
Expand market-making and research capabilities.....................       500,000         8.3        600,000         8.4
Implement DEM strategy.............................................       500,000         8.3        600,000         8.4
Expand sales and marketing efforts.................................     1,000,000        16.6      1,200,000        16.8
Hire sales personnel to staff additional sales office and corporate
  finance staff to implement DEM strategy..........................       500,000         8.3        600,000         8.4
Working capital and general corporate purposes.....................       900,000        14.9      1,000,000        14.0
                                                                     ------------         ---   ------------         ---
Totals.............................................................  $  6,024,000         100%  $  7,140,000         100%
                                                                     ------------         ---   ------------         ---
                                                                     ------------         ---   ------------         ---

    While the Company does not have any current plans regarding mergers and acquisitions, the Company may use a portion of the net proceeds from this Offering for such purposes.

    The proposed allocation of net proceeds of this Offering represents the Company's best estimates based upon current plans and certain assumptions regarding industry and general economic conditions and the Company's future revenue and expenditures. If any of these factors changes, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories or to use portions thereof for other purposes or may be required to seek additional financing. There can be no assurance that additional financing will be available to the Company on acceptable terms, or at all. Any failure to obtain additional financing, if required, could have an adverse effect on the Company, including possibly requiring the Company to curtail its operations. Since a portion of the net proceeds will be applied to general corporate purposes and working capital, the Company will have broad discretion as to the application of such net proceeds.

    Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments. None of the net proceeds of the Offering are specifically designated for payments to officers, directors, or other affiliates of the Company.

                                    DILUTION

    The difference between the offering price per share of Common Stock and the pro forma net tangible book value per share of Common Stock after this Offering constitutes dilution to purchasers of the Shares. Pro forma net tangible book value per share is determined by dividing the pro forma net tangible book value (total tangible assets less total liabilities) by the number of outstanding shares of Common Stock.

    The pro forma net tangible book value of the Company as of October 31, 1997, after giving effect to the Spin-off would have been $1,364,929 or $0.69 per share of Common Stock. After giving effect to the sale of the Minimum at an estimated offering price of $8.00 per Share (after deducting underwriting discounts, commissions and estimated offering expenses) the pro forma net tangible book value at that date would have been $7,388,929 or $2.60 per share. This represents an immediate increase in pro forma net tangible book value of $1.91 per share to existing stockholders and an immediate dilution of $5.40 per share to the purchasers of the Shares.

    The following table illustrates the per share dilution effect as of October 31, 1997:

Assumed initial public offering price.........................................             $    8.00
Pro forma net tangible book value before this Offering........................  $    0.69
Increase attributable to new investors........................................       1.91
                                                                                ---------
Pro forma net tangible book value after this Offering.........................                  2.60
                                                                                           ---------
Dilution to new investors.....................................................             $    5.40
                                                                                           ---------
                                                                                           ---------

    The following table summarizes the number and percentage of shares of Common Stock purchased from the Company, the amount and percentage of consideration paid and the average price per share paid by existing stockholders and by the purchasers of the Shares, at an assumed offering price of $8.00 per share and the sale of the Minimum:

                                                       SHARES PURCHASED         TOTAL CONSIDERATION
                                                    -----------------------  -------------------------
                                                                                                        AVERAGE PRICE PER
                                                      NUMBER      PERCENT       AMOUNT       PERCENT          SHARE
                                                    ----------  -----------  ------------  -----------  -----------------
Existing stockholders.............................   1,989,235        70.1%  $  1,093,450        13.9%      $    0.55
New investors.....................................     850,000        29.9      6,800,000        86.1            8.00
                                                    ----------       -----   ------------       -----
Total.............................................   2,839,235       100.0%  $  7,893,450       100.0%      $    2.78
                                                    ----------       -----   ------------       -----           -----
                                                    ----------       -----   ------------       -----           -----

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of October 31, 1997, and as adjusted to give effect to the sale of the Minimum at an assumed offering price of $8.00 per share and the receipt of the estimated net proceeds therefrom:

                                                                                                       PRO FORMA
                                                                                                        MINIMUM
                                                                            ACTUAL     PRO FORMA(1)   AS ADJUSTED
                                                                         ------------  -------------  ------------
Long term debt.........................................................  $    --        $   --        $    --
                                                                         ------------  -------------  ------------

Common stock--$0.001 par value; 20,000,000 shares authorized,
  1,792,640(2), 1,792,640(2) and 2,839,235 shares issued and
  outstanding, respectively............................................         1,793         1,793          2,839

Additional paid-in capital.............................................     1,091,657     1,091,657      7,114,619

Retained earnings......................................................       132,482       271,471        271,471
                                                                         ------------  -------------  ------------

Total stockholders' equity.............................................  $  1,225,932   $ 1,364,921   $  7,388,929
                                                                         ------------  -------------  ------------
                                                                         ------------  -------------  ------------

Total capitalization...................................................  $  1,225,932   $ 1,364,921   $  7,388,929
                                                                         ------------  -------------  ------------
                                                                         ------------  -------------  ------------

------------------------

(1) Pro forma adjustments give effect to the Spin-off.

(2) Excludes 196,594 shares of Common Stock issued to the Company's majority stockholder on December 22, 1997 in exchange for a warrant to purchase common stock of The Chapman Co. owned by such stockholder.

                                DIVIDEND POLICY

    The Company has never declared or paid cash or other dividends on its Common Stock and does not anticipate doing so in the foreseeable future. The payment of dividends, if any, in the future is within the discretion of the Board of Directors and will depend upon the Company's earnings, if any, its financial condition, and other relevant factors. The Company intends to retain any earnings in the foreseeable future for the Company's continued growth. The Company's ability to pay dividends in the future also may be restricted by regulatory limitations on the ability of its wholly-owned subsidiary to pay dividends due to its obligation to comply with the net capital requirements imposed on broker-dealers under both Commission and NASD rules. See "Business--Net Capital Requirements."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion should be read in conjunction with the financial statements, including the notes thereto, and the Summary Financial Data included elsewhere in this Prospectus.

OVERVIEW AND GENERAL INDUSTRY CONDITIONS

    The Company's primary sources of revenue are commissions earned from brokerage services and fees earned from corporate finance and government finance activities. The Company's principal business activities are, by their nature, affected by many factors, including general economic and financial conditions, movement of interest rates, security valuations in the marketplace, competitive conditions, transaction volume and market liquidity. Consequently, brokerage commission revenue and investment banking fees can be volatile. While the Company seeks to maintain cost controls, a significant portion of the Company's expenses are fixed and do not vary with market activity. As a result, substantial fluctuations can occur in the Company's revenue and net income from period to period. Unless otherwise indicated, in this section, references to years are to fiscal years.

RESULTS OF OPERATIONS

    The following table reflects items in the Statements of Operations as dollar amounts and as percentages of total revenue.

                                               YEAR ENDED DECEMBER 31,                          TEN MONTHS ENDED OCTOBER 31,
                              ----------------------------------------------------------  -----------------------------------------
                                          1995                          1996                          1996                 1997
                              ----------------------------  ----------------------------  ----------------------------  -----------

                                                                                                         (UNAUDITED)
                                            PERCENTAGE OF                 PERCENTAGE OF                 PERCENTAGE OF
                                AMOUNTS     TOTAL REVENUE     AMOUNTS     TOTAL REVENUE     AMOUNTS     TOTAL REVENUE     AMOUNTS
                              -----------  ---------------  -----------  ---------------  -----------  ---------------  -----------
REVENUE:
Commissions.................  $ 2,475,151          88.5%    $ 2,553,098          88.4%    $ 1,776,898          89.6%    $ 2,246,180
Underwriting and management
  fees......................      286,780          10.3%        296,757          10.3%        171,850           8.7%        268,654
Interest and dividends......       34,061           1.2%         37,194           1.3%         33,112           1.7%         28,986
                              -----------         -----     -----------        ------     -----------        ------     -----------
  Total revenue.............    2,795,992         100.0%      2,887,049        100.00%      1,981,860        100.00%      2,543,820
                              -----------         -----     -----------        ------     -----------        ------     -----------

EXPENSE:
Compensation and benefits...    1,259,371          45.0%      1,050,193          36.4%        813,363          41.0%        942,867
Brokerage and clearing
  fees......................      323,245          11.6%        238,027           8.2%        195,249           9.9%        237,713
Communications..............      154,506           5.5%        164,303           5.7%        133,036           6.7%        124,117
Occupancy and equipment.....      368,863          13.2%        422,598          14.6%        328,939          16.6%        296,718
Travel and business
  development...............      193,302           6.9%        177,793           6.2%        169,126           8.5%        196,511
Professional fees...........      135,090           4.8%        154,993           5.4%        109,377           5.5%         76,775
Other operating expense.....      227,169           8.1%        162,804           5.6%        140,434           7.1%        234,312
                              -----------         -----     -----------        ------     -----------        ------     -----------
  Total expense.............    2,661,546          95.1%      2,370,711          82.1%      1,889,524          95.3%      2,109,013
                              -----------         -----     -----------        ------     -----------        ------     -----------

Income from continuing
  operations................      134,446           4.8%        516,338          17.9%         92,336           4.7%        434,807

Income tax provision........      (72,000)         (2.6)%       166,000            5.7%        29,000            1.5%       173,900
                              -----------         -----     -----------         ------    -----------         ------    -----------

Net income from continuing
  operations................      206,446           7.4%        350,338           12.1%        63,336            3.2%       260,907

Net income from discontinued
  operations................      151,249           5.4%         54,643            1.8%        31,779            1.6%        53,318
Net income..................  $   357,695          12.8%    $   404,981           14.0%   $    95,115            4.8%   $   314,225
                              -----------         -----     -----------         ------    -----------         ------    -----------
                              -----------         -----     -----------         ------    -----------         ------    -----------



                               PERCENTAGE OF
                               TOTAL REVENUE
                              ---------------
REVENUE:
Commissions.................          88.3%
Underwriting and management
  fees......................          10.6%
Interest and dividends......           1.1%
                                     -----
  Total revenue.............         100.0%
                                     -----
EXPENSE:
Compensation and benefits...          37.1%
Brokerage and clearing
  fees......................           9.3%
Communications..............           4.9%
Occupancy and equipment.....          11.7%
Travel and business
  development...............           7.7%
Professional fees...........           3.0%
Other operating expense.....           9.2%
                                     -----
  Total expense.............          82.9%
                                     -----
Income from continuing
  operations................          17.1%
Income tax provision........           6.8%
                                     -----
Net income from continuing
  operations................          10.3%
Net income from discontinued
  operations................           2.1%
Net income..................          12.4%
                                     -----
                                     -----

TEN MONTHS ENDED OCTOBER 31, 1997 COMPARED TO TEN MONTHS ENDED OCTOBER 31, 1996.

    Total revenue for the ten months ended October 31, 1997 increased by $561,960, or 28.4%, to $2,543,820 from $1,981,860 for the prior comparable period. Revenue increased in each of the Company's three major business areas during the ten months ended October 31, 1997.

    Commission revenue increased by $469,282, or 26.4%, to $2,246,180 for the ten months ended October 31, 1997 from $1,776,898 for the prior comparable period. The increase was due to an increase in sales volume from the Company's existing clients, an increase in the number of clients resulting from the Company's business development activity and the strong investment market. The Company's institutional business increased by $374,800, or 57.6%, to $1,026,000 for the ten months ended October 31, 1997 from $651,200 for the prior comparable period.

    Underwriting and management fees increased by $96,804, or 56.3%, to $268,654 for the ten months ended October 31, 1997 from $171,850 for the prior comparable period. The increase was primarily due to fees earned by the Company in a single corporate finance underwriting managed by the Company. The number of municipal finance underwriting syndicates in which the Company participated as a co-manager increased during the ten months ended October 31, 1997; however, the Company's municipal finance revenue per transaction was adversely affected by an industry-wide decrease in the amount of management fees paid to co-managers in municipal finance underwriting syndicates.

    Total expense for the ten months ended October 31, 1997 increased by $219,489, or 11.6%, to $2,109,013 from $1,889,524 for the prior comparable period. Total expenses decreased to 82.9% of total revenue for the ten months ended October 31, 1997 from 95.3% of total revenue for the prior comparable period.

    Compensation and benefits increased by $129,504, or 15.9%, to $942,867 for the ten months ended October 31, 1997 from $813,363 for the prior comparable period. As a percentage of total revenue, these expenses decreased to 37.1% for the ten months ended October 31, 1997 from 41.0% for the prior comparable period. The compensation expense portion of compensation and benefits increased by 48% for the ten months ended October 31, 1997. Compensation expense consists primarily of sales commissions paid to brokers on the sale of securities and varies in relation to changes in commission revenue. Commissions paid to brokers as a percentage of compensation expense increased to 30% for the ten months ended October 31, 1997 from 24% for the prior comparable period. This percentage increase accounted for the majority of the increase in compensation and benefits in the ten months ended October 31, 1997.

    Brokerage and clearing fees increased by $42,464, or 21.7%, to $237,713 for the ten months ended October 31, 1997 from $195,249 for the prior comparable period. This increase is attributable to the increase in both sales volume to existing clients and in the number of clients.

    Communications expense decreased by $8,919, or 6.7%, to $124,117 for the ten months ended October 31, 1997 from $133,036 for the prior comparable period. This decrease was primarily attributable to a change in telephone service providers.

    Occupancy and equipment expense decreased by $32,221, or 9.8%, to $296,718 for the ten months ended October 31, 1997 from $328,939 for the prior comparable period, due to a reduction of rental overhead allocated to the Company.

    Travel and business development expense increased by $27,385, or 16.2%, to $196,511 for the ten months ended October 31, 1997 from $169,126 for the prior comparable period, due to increased travel and promotional activities.

    Professional fees decreased by $32,602, or 29.8%, to $76,775, for the ten months ended October 31, 1997 from $109,377 for the prior comparable period. The Company incurred professional fees in connection with a proposed financing in each period.

    Other operating expense increased by $93,878, or 66.8%, to $234,312 for the ten months ended October 31, 1997 from $140,434 for the prior comparable period. This increase was attributable to increased advertising, supplies and conference expenses to support the Company's sales programs.

    Income taxes from continuing operations increased by $144,900, or 499.7%, to $173,900 for the ten months ended October 31, 1997 from $29,000 for the prior comparable period. This increase was due to increased income during the ten months ended October 31, 1997 and a lower effective tax rate during the prior comparable period because of the elimination of the valuation reserve related to the full utilization of the net operating loss carryforward.

    Net income from continuing operations increased by $197,571, or 311.9%, to $260,907 for the ten months ended October 31, 1997 from $63,336 for the prior comparable period.

    Net income from discontinued operations increased by $21,539, or 67.8%, to $53,318 for the ten months ended October 31, 1997 from $31,779 for the prior comparable period due primarily to increased assets under management for CCM, the Company's former investment advisor subsidiary.

    Net income increased by $219,110, or 230.4%, to $314,225 for the ten months ended October 31, 1997 from $95,115 for the prior comparable period.

FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED TO FISCAL YEAR ENDED DECEMBER 31,
  1995.

    Total revenue for 1996 increased by $91,057, or 3.3%, to $2,887,049 from $2,795,992 for 1995. This increase is primarily due to an increase in commission revenue of $77,947 for 1996 versus 1995.

    Commissions increased by $77,947, or 3.1%, to $2,553,098 for 1996 from $2,475,151 for 1995. This increase reflects continued improvement in market conditions and the effect of an increase in the number of institutional commission clients.

    Underwriting and management fees increased by $9,977, or 3.5%, to $296,757 for 1996 from $286,780 for 1995. This increase reflects an increase in revenue from municipal financial advisory services.

    Total expense for 1996 decreased by $290,775, or 10.9%, to $2,370,771 from $2,661,546 for 1995. Total expenses decreased to 82.1% of total revenue for 1996 as compared to 95.1% of total revenue for 1995.

    Compensation and benefits decreased by $209,178, or 16.6%, to $1,050,193 for 1996 from $1,259,371 for 1995. As a percent of total revenue, these expenses decreased to 36.4% in 1996 from 45.0% in 1995. The decrease in compensation and benefits is primarily attributable to the Company's reduced use of temporary employment services.

    Brokerage and clearing fees decreased by $85,218, or 26.4%, to $238,027 for 1996 from $323,245 for 1995. Although the volume of fixed income securities transactions remained relatively constant in 1996 as compared to 1995, brokerage and clearing fees decreased due to a relative increase in the percentage of fixed income transactions pertaining to securities that carry a lower clearing charge.

    Communication expense increased by $9,797, or 6.3%, to $164,303 for 1996 from $154,506 for 1995, reflecting an increase in long distance charges as a result of the Company's efforts to increase its institutional commission revenue.

    Occupancy and equipment expense increased by $53,735, or 14.6%, to $422,598 for 1996 from $368,863 for 1995, reflecting the opening of the Company's sales offices in Pennsylvania and Texas.

    Travel and business development expense decreased by $15,509, or 8.0%, to $177,793 for 1996 from $193,302 for 1995, reflecting better planning of travel expenditures and a reduction of non-sales related travel and business expenditures.

    Professional fees increased by $19,903, or 14.7%, to $154,993 for 1996 from $135,090 for 1995. This increase was primarily related to a proposed financing which was postponed.

    Other expense decreased by $64,365, or 28.3%, to $162,804 for 1996 from $227,169 for 1995 reflecting a decrease in advertising, printing and promotional expense.

    Income taxes from continuing operations increased in 1996 by $238,000 to $166,000 from an income tax benefit of $72,000 in 1995. The increase was attributable to the increase in income from continuing operations during 1996 and the income tax benefit recognized in 1995 from a reduction in a valuation reserve related to the utilization of a net operating loss carryforward.

    Net income from continuing operations increased by $143,892, or 69.7%, to $350,338 for 1996 from $206,446 for 1995.

    Net income from discontinued operations decreased by $96,606, or 63.9%, to $54,643 for 1996 from $151,249 for 1995 due primarily to a change in accounting principal for income taxes as partially offset by increased assets under management for CCM, the Company's former investment advisor subsidiary.

    Net income increased by $47,286, or 13.2%, to $404,981 for 1996 from $357,695 for 1995.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's assets are reasonably liquid with a substantial majority consisting of cash and cash equivalents, investment securities, and receivables from other broker-dealers and the Company's clearing agent, all of which fluctuate depending upon the levels of customer business and trading activity. Receivables from broker-dealers and the Company's clearing agent turnover rapidly. Both the Company's total assets as well as the individual components as a percentage of total assets may vary significantly from period to period because of changes relating to customer demand, economic and market conditions, and proprietary trading strategies. The Company's total assets for the ten months ended October 31, 1997 and 1996, were $2,818,525 and $2,798,356, respectively.

    As a broker-dealer, the Company is subject to the net capital rules of the NASD. As such, the Company is subject to certain restrictions on the use of capital and its related liquidity. The Company's net capital positions for the fiscal year ended December 31, 1996 and the ten months ended October 31, 1997 were $426,067 and $496,653, respectively, which were $326,067 and $396,688, respectively, in excess of the Company's minimum net capital requirement. See "Business--Government Regulation."

    Historically, the Company has financed its operations through the private placement of equity securities and cash flow from operations. The Company has not employed any significant leverage or debt. The Company intends to use debt prudently in the future and may seek to arrange for lines of credit following this Offering.

    The Company's overall capital and funding needs are continually reviewed to ensure that its capital base can support the estimated needs of its business. These reviews take into account business needs as well as the Company's regulatory capital requirements. Based upon these reviews, to take advantage of strong market conditions and to fully implement the Company's DEM strategy, the Company believes it will require increased net capital provided by the proceeds of this Offering. The Company believes that its capital structure is adequate for current operations.

    The Company's cash and cash equivalents were $271,122 as of October 31, 1997 compared to $497,758 as of December 31, 1996. The decrease in cash and cash equivalents was primarily due to the use of $217,500 to repurchase common stock of The Chapman Co.

EFFECTS OF INFLATION

    Market prices of securities are generally influenced by changes in inflation. Moreover, the rate of inflation affects the Company's expenses, such as employee compensation, occupancy expenses and communications costs, which may not be readily recoverable in the prices of services offered to the Company's customers. To the extent inflation results in rising interest rates or has adverse effects upon the securities markets, it may adversely affect the Company's financial condition and results of operations.

                                    BUSINESS

GENERAL

    The Company is an African-American owned and controlled full service securities brokerage and investment banking firm. Through its wholly-owned subsidiary, The Chapman Co., the Company is registered as a broker-dealer with the Commission and in 24 states and the District of Columbia, and is a member firm of the NASD. The Company is headquartered in Baltimore, Maryland and has sales offices in Birmingham, Alabama; Memphis, Tennessee; Chicago, Illinois; Dallas, Texas; and Philadelphia, Pennsylvania. The Company's principal executive offices are located at The World Trade Center-- Baltimore, 401 East Pratt Street, 28th Floor, Baltimore, MD 21202 and its telephone number is (410) 625-9656. The Company was incorporated in the State of Maryland on December 12, 1997. Its wholly-owned subsidiary, The Chapman Co., was incorporated in Maryland in 1986.

    The Company's primary sources of revenue are derived from brokerage services, corporate finance, and government finance activities. These activities are supported by the Company's research capabilities.

    The table below shows the types of revenue as a percentage of total revenue and sources of revenue as a percentage of total revenue during 1995, 1996 and the ten months ended October 31, 1997.

                                                                                YEAR ENDED DECEMBER 31
                                                                               ------------------------    TEN MONTHS ENDED
                                                                                  1995         1996        OCTOBER 31, 1997
                                                                                  -----        -----     ---------------------
TYPE OF REVENUE
Commissions..................................................................          89%          89%               88%
Underwriting and management fees.............................................          10           10                11
Interest and dividends.......................................................           1            1                 1
                                                                                      ---          ---               ---
    Total revenue............................................................         100%         100%              100%
                                                                                      ---          ---               ---
                                                                                      ---          ---               ---

SOURCE OF REVENUE
Brokerage business...........................................................          42%          30%               39%
Secondary market trading.....................................................          28           43                28
Corporate finance............................................................          18           19                17
Government finance...........................................................          11            7                15
Interest and dividends.......................................................           1            1                 1
                                                                                      ---          ---               ---
    Total revenue............................................................         100%         100%              100%
                                                                                      ---          ---               ---
                                                                                      ---          ---               ---

BROKERAGE SERVICES

    The Company provides brokerage services to institutional and retail clients. Commissions are charged to these clients for executing buy and sell orders for securities on national and regional exchanges and in the over-the-counter market. The Company's primary source of revenue for its brokerage business has historically been commissions generated from institutional brokerage. The Company's institutional clients include investment managers, corporate retirement plans and municipal retirement plan sponsors. The Company maintains floor broker relationships on the New York, American and Chicago Stock Exchanges and executes buy and sell orders in the over-the-counter markets. Approximately 42%, 30% and 39% of the Company's revenue during 1995, 1996 and the ten months ended October 31, 1997, respectively, has been derived from its brokerage business.

    The Company also participates in fixed income secondary market trading in government securities primarily for fixed income investment managers, municipal treasurers and other investment professionals. This business is done on a competitive basis where the Company acts as a broker. Approximately 28%,

43% and 28% of the Company's revenue during 1995, 1996 and the ten months ended October 31, 1997, respectively, was derived from secondary market trading.

    As of October 31, 1997, the Company employed six brokers.

    The Company is approved to make markets in the securities of five companies. To date, the Company's ability to engage in any significant over-the-counter market-making activities has been limited by its capital position.

CORPORATE FINANCE

    To date, the Company's corporate finance activities have been limited primarily to participation in syndicates. The Company has been a member of over 200 underwriting syndicates for corporate issues, substantially all of which were equity offerings. In the last three years, the number of transactions in which the Company participated declined primarily due to the limitations imposed by applicable net capital rules. See "Government Regulation--Net Capital Rule." During 1995, 1996 and the ten months ended October 31, 1997, approximately 18%, 19% and 17%, respectively, of the Company's revenue was derived from corporate finance transactions. In each of these periods, over half of the Company's revenue from corporate finance transactions was derived from the sale of the stock of DEM, Inc. for which the Company was the sole underwriter. DEM, Inc. is a publicly-traded closed-end company managed by CCM, a former subsidiary of the Company.

GOVERNMENT FINANCE

    The Company participates in the tax-exempt public finance market and has managed, primarily as co-manager, over 200 transactions in 17 states and the District of Columbia, including approximately 35 transactions in the past two years. Over half of the total dollar amount of these transactions has been with jurisdictions located in Maryland, Illinois, Texas and Pennsylvania.

    During 1995, 1996 and the ten months ended October 31, 1997, approximately 11%, 7% and 15%, respectively, of the Company's revenue was derived from management fees, financial advisory fees and selling concessions in public finance transactions. The Company currently employs two investment bankers whose primary responsibility is the development of the Company's public finance business.

    In 1996, the Company has participated as a selling group member in one direct offering of debt of the Tennessee Valley Authority. The Company has also participated in syndicates of other government agencies. The Company believes its ability to participate in government agency debt offerings has been limited by its capital position.

STRATEGY

    With the net proceeds of this Offering, the Company intends to both implement its DEM strategy and to expand its existing business activities.

    DOMESTIC EMERGING MARKETS

    To compete effectively in the investment banking and brokerage market, the Company intends to implement its Domestic Emerging Markets, or DEM, strategy pursuant to which the Company will market financial services, primarily investment banking services to domestic companies that are owned or controlled by African-Americans, Asian-Americans, Hispanic/Latino Americans or women. As part of DEM strategy, the Company will seek to make markets in the stocks of selected DEM companies. The Company believes that the DEM market is underserved and its DEM strategy will permit the Company to develop a market niche for its corporate finance business.

    The Company has identified in excess of 150 DEM companies and intends to establish relationships with such companies that are seeking to raise additional equity or debt financing. Management currently anticipates that the typical client will be a small capitalization company traded in the over-the-counter market or a privately held company undertaking an initial public offering. While the size of any particular offering may vary, the Company anticipates that most such transactions would range from $2 million to $15 million. The Company will seek to manage or co-manage a substantial portion of these underwritings in which it participates.

    The Company's ability to implement its DEM strategy in the context of corporate underwritings will be dependent upon its ability to identify potential clients fitting the DEM company profile and convincing such potential clients that the Company is the right investment banking firm for their needs. There can be no assurance that the Company will be successful in this regard. The Company has not conducted any independent research to test the marketability of the DEM strategy, nor has the Company engaged in any significant marketing of the strategy. Therefore, while the Company believes the concept to be viable, the level of market acceptance is largely unknown. The Company intends to devote a substantial amount of its resources and the proceeds of this Offering to the execution of the DEM strategy. See "Risk Factors" and "Use of Proceeds."

    EXPANSION OF EXISTING BUSINESS

    The Company believes its brokerage, corporate finance and government finance business has been limited by its capital position. With the increased capital from the net proceeds of this Offering, the Company intends to expand its existing business as follows:

    The Company intends to expand its research capabilities, focusing primarily on DEM companies, hire additional brokers and market specialized products to retail and institutional clients.

    In addition to the DEM corporate finance strategy discussed above, the Company intends to aggressively seek larger allocations in corporate underwriting syndicates managed by other investment banking firms.

    The Company intends to seek larger positions in state and local public finance transactions. As a result of its ability to undertake larger participations, the Company believes it will be better positioned to seek manager roles in these transactions, entitling the Company to receive management fees in addition to selling concessions. The Company intends to expand its participation in the state and local public finance market by establishing a presence in states with major issuers of negotiated tax-exempt bonds and by seeking more assignments as manager of such transactions. The Company has identified California, New York, Texas, Illinois, Pennsylvania, Michigan, Ohio and Florida as representing over 40% of the dollar amount of aggregate tax-exempt bonds issued in the U.S. in 1997. The Company currently has offices in Texas, Illinois and Pennsylvania and may seek to establish offices in California, Florida, New York, Michigan and Ohio.

    The Company intends to use its increased capital to expand its participation in federal agency debt transactions as a member of selling groups in direct offerings and syndicates, as well as aggressively seeking management roles in these offerings.

RESEARCH

    The Company currently employs three research analysts and provides research primarily on selected DEM companies. The Company intends to substantially increase the number of DEM companies covered by its research.

    The Company has created the DEM Index which tracks the results of certain of those companies meeting the DEM profile. The Company believes that inclusion of a DEM company in the DEM Index offers certain advantages such as facilitating identification by fund managers and other institutions seeking to invest in minority or women controlled businesses. The Company will seek to earn fees from subscriptions to the DEM Index and the sale of limited information regarding the companies included in the DEM Index.

CLEARING AGENT AND CUSTOMER CREDIT

    The Company currently utilizes the services of RPR Clearing Services, Inc. as its clearing agent on a fully disclosed basis (the "Clearing Agent"). The Clearing Agent processes all securities transactions and maintains the accounts of customers. Customer accounts are protected through the Securities Investor Protection Corporation for up to $500,000, of which coverage for cash balances is limited to $100,000.

    The services of the Clearing Agent include billing, credit control, receipt and custody and delivery of securities. The Clearing Agent provides the operational support necessary to process, record and maintain securities transactions for the Company's brokerage and distribution activities. The total cost of the Clearing Agent's services to the Company is less than the cost the Company would incur to provide these services itself.

    The Clearing Agent lends funds to the Company's customers through the use of margin credit. These loans are made to customers on a secured basis, with the Clearing Agent maintaining collateral in the form of salable securities, cash or cash equivalents. Under the terms of the Company's clearing agreement, the Company indemnifies the Clearing Agent for any loss on these credit arrangements. As of October 31, 1997, the Company had approximately $1.2 million of margin credit outstanding to its customers through its Clearing Agent. There have been no defaults on margin loans in the last two years. The net interest income to the Company from margin activities for the year ending December 31, 1996 and for the ten months ended October 31, 1997 was not material.

GOVERNMENT REGULATION

    The securities business is subject to extensive and frequently changing federal and state laws and substantial regulation under such laws by the Securities and Exchange Commission (the "Commission") and various state agencies and self-regulatory organizations, such as the NASD. The Company is registered as a broker-dealer with the Commission and is a member firm of the NASD. Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD, which has been designated by the Commission as the Company's primary regulator. The NASD adopts rules (which are subject to approval by the Commission) that govern its members and conducts periodic examinations of member firms' operations. Securities firms are also subject to regulation by state securities administrators in those states in which they conduct business. The Company is registered as a broker-dealer in 24 states and the District of Columbia.

    Broker-dealers are subject to regulations which cover all aspects of the securities business, including sales methods and supervision, trading practices among broker-dealers, use and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the Commission and self-regulatory organizations, or changes in the interpretation or enforcement of existing laws and rules, may directly affect the mode of operation and profitability of broker-dealers.

    The Commission, self-regulatory organizations and state securities commissions may conduct administrative proceedings which can result in censure, fine, the issuance of cease-and-desist orders or the suspension or expulsion of a broker-dealer, its officers or employees. The principal purpose of regulation and discipline of broker-dealers is the protection of customers and the integrity of the securities markets.

    The Company's mutual fund distribution business is subject to extensive regulation as to its duties, affiliations, conduct and limitations on fees under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Investment Company Act of 1940, as amended (the "1940 Act"), and the regulations of the NASD. As discussed above, the Company is an NASD member. The NASD has prescribed rules (Rule 2830 of the NASD Conduct Rules) with respect to maximum commissions, charges and fees related to investment in any open-end investment company registered under the 1940 Act.

    NET CAPITAL REQUIREMENTS

    As a registered broker-dealer and a member firm of the NASD, the Company is subject to the net capital rule of the Securities and Exchange Commission (the "Commission"). The net capital rule, which specifies minimum net capital requirements for registered brokers and dealers, is designed to measure the general financial integrity and liquidity of a broker-dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. Net capital is essentially defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and less certain mandatory deductions that result from excluding assets not readily convertible into cash and from valuing certain other assets, such as a firm's positions in securities, conservatively. Among these deductions are adjustments in the market value of securities to reflect the possibility of a market decline prior to disposition. The Company has elected to compute its net capital under the standard aggregate indebtedness method permitted by the net capital rule, which requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed a 15-to-1 ratio. At October 31, 1997, the Company had net capital and a net capital requirement of $496,653 and $100,000, respectively. The Company's net capital ratio was 0.47-to-1.

    Failure to maintain the required net capital may subject a firm to suspension or expulsion by the NASD, the Commission and other regulatory bodies and ultimately may require its liquidation. The Company entered into a consent agreement with the NASD regarding alleged violations of the net capital rules in late 1993 and early 1994. Pursuant to such agreement, the Company and Mr. Chapman were jointly fined $30,000 and Mr. Chapman was suspended from association with the Company for 10 days. The Company has exceeded all net capital requirements since such alledged violations. The net capital rule also prohibits payments of dividends, redemption of stock and the prepayment or payment in respect of principal of subordinated indebtedness if net capital, after giving effect to the payment, redemption or repayment, would be less than a specified percentage (currently 120%) of the minimum net capital requirement. Compliance with the net capital rule could limit those operations of the Company's brokerage subsidiaries that require the intensive use of capital, such as underwriting and trading activities, and also could restrict the Company's ability to withdraw capital from its operating subsidiaries, which in turn, could limit the Company's ability to pay dividends, repay debt and redeem or purchase shares of its outstanding capital stock.

COMPETITION

    The Company encounters intense competition in all aspects of its securities business and competes directly with other securities firms, a significant number of which have greater capital and other resources. In addition to competition from firms currently in the securities business, there has recently been increasing competition from other sources, such as commercial banks and insurance companies offering financial services, and from other investment alternatives. The Company believes that the principal factors affecting competition in the securities industry are the quality and abilities of professional personnel, including their ability to effectuate a firm's commitments, and the quality, range and relative prices of services and products offered.

    Although the Company may expand the financial services it can render to its customers, it does not now offer as broad a range of financial services as national stock exchange member firms, commercial banks, insurance companies and others.

YEAR 2000 SOFTWARE ISSUE

    As the year 2000 approaches, an issue has emerged regarding how existing application software programs and operating systems can accommodate information that employs dates after December 31, 1999. Management is working with its software vendors to prepare the Company for the year 2000. Based on information currently available, management does not anticipate that the Company will incur significant operating expenses or be required to incur material costs to be year 2000 compliant. The Company is, however, still analyzing and modifying its systems and requirements. In addition, the Company has relationships with third parties that have computer systems that may not be year 2000 compliant. To the extent such third parties' systems are not fully year 2000 compliant, there can be no assurance that potential systems interruptions or the cost necessary to update software would not have a material adverse effect on the Company's business, financial condition, results of operations, or business prospects.

PERSONNEL

    At October 31, 1997, the Company had 25 full-time employees, including 14 registered representatives. None of the Company's personnel is covered by a collective bargaining agreement. The Company considers its relationships with its employees to be good.

LEGAL PROCEEDINGS

    Many aspects of the Company's business involve substantial risks of liability, including exposure under federal and state securities laws in connection with the underwriting and distribution of securities. The Company does not presently maintain an errors and omissions insurance policy insuring it against these risks. In recent years, there has been an increasing incidence of litigation involving the securities industry, including class actions which generally seek rescission and substantial damages. Additionally, securities brokerage firms become parties to arbitrations brought by dissatisfied customers in the general course of business. The Company has been and is currently a party to such proceedings, none of which has resulted or is expected to result in any material liability.

PROPERTIES

    The principal executive offices of the Company are located at The World Trade Center--Baltimore, 401 East Pratt Street, 28th Floor, Baltimore, Maryland 21202 where the Company leases approximately 10,000 square feet of office space. The lease for these premises expires in 2000. The Company leases furniture and equipment from an affiliated entity. See "Certain Transactions."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The Directors and executive officers of the Company are as follows:

NAME                                           AGE        PRINCIPAL POSITIONS
---------------------------------------  ---------------  ------------------------------------------------------
Nathan A. Chapman, Jr..................            40     President and Chairman of the Board of Directors
Earl U. Bravo, Sr......................            50     Senior Vice President, Secretary, Assistant
                                                          Treasurer and Director
Lottie H. Shackelford..................            56     Director
Donald V. Watkins......................            49     Director
M. Lynn Ballard........................            55     Treasurer, Assistant Secretary and Controller

    The Board of Directors has designated an Audit Committee of the Board of Directors consisting of two Directors, that will review the scope of accounting audits, review with the independent auditors the corporate accounting practices and policies and recommend to whom reports should be submitted within the Company, review with the independent auditors their final report, review with internal and independent auditors overall accounting and financial controls, and be available to the independent auditors during the year for consultation purposes. The Board of Directors has also designated a Compensation Committee of the Board of Directors consisting of three Directors, which will review the performance of senior management, recommend appropriate compensation levels and approve the issuance of stock options pursuant to the Company's stock option plan. All Directors and officers of the Company serve until their successors are duly elected and qualify.

    NATHAN A. CHAPMAN, JR. has been President and Chairman of the Board of Directors of the Company since its inception. Mr. Chapman founded the Company's subsidiary, The Chapman Co., in 1986 and has served as its President and Chairman of the Board of Directors since inception. Prior to founding The Chapman Co., Mr. Chapman was a broker for Alex. Brown and Sons from 1982 to 1987. Mr. Chapman is a Certified Public Accountant, a General Securities Principal, Financial and Operations Principal, Registered Options Principal, and Registered Municipal Principal. Mr. Chapman is a Director of DEM, Inc. and The Chapman Funds, Inc.

    EARL U. BRAVO, SR. has been Senior Vice President, Secretary, Assistant Treasurer and a Director of the Company since its inception. Mr. Bravo has been Chief Operating Officer of The Chapman Co. since 1992 and Secretary and Assistant Treasurer since 1997. Mr. Bravo is a General Securities Principal, Financial and Operations Principal, and Registered Representative. Mr. Bravo holds an MBA from the University of Maryland, College Park.

    LOTTIE H. SHACKELFORD has been a Director of the Company since its inception. Since 1994, Ms. Shackelford has been Executive Vice President of Global USA, a management consulting firm. From 1992 to 1994, Ms. Shackelford worked as an independent political consultant. In 1988 and 1989, Ms. Shackelford was Vice-Chair and Co-Chair, respectively, of the Democratic National Committee. From 1987 to 1989, Ms. Shackelford was Mayor of Little Rock, Arkansas. Ms. Shackelford has graduated from the Harvard University Program for Senior Executives in State and Local Government, the Hendrix College Institute of Politics and the Broadway School of Real Estate and has attended the University of Arkansas at Little Rock School of Law. Ms. Shackelford is a Director of DEM, Inc. and The Chapman Funds, Inc.

    DONALD V. WATKINS has been a director of the Company since its inception. He has been President of Donald V. Watkins, PC, a law firm located in Birmingham, Alabama since 1973. Mr. Watkins holds a J.D. from the University of Alabama Law School.

    M. LYNN BALLARD has been Treasurer, Assistant Secretary and Controller of the Company since its inception. Ms. Ballard has been Controller of The Chapman Co. and Treasurer of CCM since 1988. Ms. Ballard has been Treasurer and Assistant Secretary of The Chapman Co. since 1997.

EXECUTIVE COMPENSATION

    The following table sets forth information concerning compensation paid by the Company during the fiscal years ended December 31, 1997 and 1996, for all services rendered in all capacities to the Company and its subsidiary, to the Chief Executive Officer and each executive officer of the Company that received salary and bonus of $100,000 or more during the fiscal years ended December 31, 1997 and 1996.

                           SUMMARY COMPENSATION TABLE

                                                                                                ANNUAL COMPENSATION
                                                                                               ----------------------
NAME AND PRINCIPAL POSITION                                                           YEAR       SALARY      BONUS
----------------------------------------------------------------------------------  ---------  ----------  ----------
Nathan A. Chapman, Jr.(1).........................................................       1997  $  159,000  $  100,000
  Chief Executive Officer                                                                1996     144,000      --
Earl U. Bravo, Sr.(1).............................................................       1997  $  100,000  $    5,000
  Senior Vice President                                                                  1996     (2)         (2)

------------------------

(1) Includes approximately 50% allocated to CCM and CIA pursuant to certain expense sharing arrangements. See "Certain Transactions."

(2) Annual salary and bonus received by Mr. Bravo in fiscal year ended December 31, 1996 was less than $100,000.

    The Board of Directors of the Company has established the 1998 Chapman Holdings, Inc. Omnibus Stock Plan (the "Plan") to enable the Company to grant equity compensation to the Company's Directors, officers, employees and consultants. The Plan will be administered by the Compensation Committee of the Board of Directors. No securities have been issued pursuant to the Plan as of the date of this Prospectus.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of shares of the Company's Common Stock as of December 31, 1997, and assuming the Minimum and Maximum are sold in the Offering, by (i) each person known by the Company to own beneficially 5% or more of its outstanding shares of Common Stock prior to the Offering, (ii) each Director, (iii) the Chief Executive Officer, and (iv) all Directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares, subject to community property laws where applicable.

                                                                                    PERCENT OF CLASS
                                                                          -------------------------------------
NAME AND ADDRESS OF                                 AMOUNT AND NATURE OF   DECEMBER
  BENEFICIAL OWNER                                  BENEFICIAL OWNERSHIP   30, 1997      MINIMUM      MAXIMUM
--------------------------------------------------  --------------------  -----------  -----------  -----------
Nathan A. Chapman, Jr.............................     1,828,115 shares      91.9%        64.4%        61.2%
  401 E. Pratt Street
  Baltimore, MD 21202
Earl U. Bravo, Sr.................................         1,900 shares        *            *            *
  401 E. Pratt Street
  Baltimore, MD 21202
Donald V. Watkins.................................         7,000 shares        *            *            *
  401 E. Pratt Street
  Baltimore, MD 21202
Lottie H. Shackelford.............................           -0- shares        *            *            *
  401 E. Pratt Street
  Baltimore, MD 21202
All Directors and Executive.......................     1,837,015 shares      92.3%        64.7%        61.5%
  Officers as a Group

------------------------

*   Represents less than one percent of the outstanding shares of Common Stock.

                              CERTAIN TRANSACTIONS

    On or before the closing of the sale of the Minimum, the Company intends to effect the Spin-off pursuant to which The Chapman Co.'s two wholly-owned subsidiaries, CCM and CIA, will become wholly-owned subsidiaries of separate holding companies and the stock of such holding companies will be distributed to the existing stockholders of the Company. Investors that purchase Shares in the Offering will not receive stock in either holding company.

    CCM is registered with the Commission as an investment adviser and manages funds for institutional investors and individuals on a separate account basis, for a registered closed-end investment company, DEM, Inc., for two registered open-end investment companies, DEM Equity Fund and The Chapman U.S. Treasury Money Fund, each a portfolio of The Chapman Funds, Inc., and a private group trust for qualified employee benefit plans. As of December 31, 1997, CCM had approximately $430 million in total assets under management. CIA is a variable annuity provider formed primarily to serve retail clients and its operations have not been significant to date.

    Nathan A. Chapman, Jr., the President and Chairman of the Board of Directors of the Company, is the President and Chairman of the Board of Directors of each of CCM, CIA, DEM, Inc. and The Chapman Funds, Inc. and controlling stockholder of CCM and CIA. Earl U. Bravo, Sr., Senior Vice President, Secretary, Assistant Treasurer and a Director of the Company is Secretary, Assistant Treasurer and a Director of CCM and CIA, Secretary and Assistant Treasurer of The Chapman Funds, Inc. and Vice President, Secretary and Assistant Treasurer of DEM, Inc. M. Lynn Ballard, Treasurer, Assistant Secretary and Controller of the Company is Treasurer, Assistant Secretary and Controller of CCM and CIA and Treasurer and Assistant Secretary of DEM, Inc. and The Chapman Funds, Inc. Lottie H. Shackelford, a Director of the Company is a Director of each of DEM, Inc. and The Chapman Funds, Inc.

    The Company is the underwriter, on a best efforts basis, for the sale of DEM, Inc. common stock. The Company was paid $455,000 and $432,008 in management fees and commissions in the years ended December 31, 1996 and December 31, 1997, respectively.

    The Company is the distributor for The Chapman U.S. Treasury Money Fund pursuant to a distribution agreement between the Company and The Chapman Funds, Inc. Such distribution agreement must be extended annually for one year periods by the board of directors of The Chapman Funds, Inc. or it expires by its terms. Further, such agreement is terminable on 60 days notice and terminates automatically upon assignment. The Company receives no compensation for the distribution of shares of The Chapman U.S. Treasury Money Fund.

    The Company is the distributor for the DEM Equity Fund pursuant to a distribution agreement between the Company and The Chapman Funds, Inc. Such distribution agreement must be extended annually for one year periods by the board of directors of The Chapman Funds, Inc. or it expires by its terms. Further, such agreement is terminable on 60 days notice and terminates automatically upon assignment. The Company receives compensation pursuant to a Rule 12b-1 plan in the amount of 0.50% of the average daily net assets per annum of the Investor Shares of the DEM Equity Fund (the "Investor Shares") for selling and administrative services pertaining to the Investor Shares. Further, the Company receives a front-end load of up to 4.75% of the offering price on the sale of the Investor Shares. The Company receives compensation pursuant to a Rule 12b-1 plan in the amount of 0.25% of the average daily net assets per annum of the Institutional Shares of the DEM Equity Fund (the "Institutional Shares") for selling and administrative services pertaining to the Institutional Shares. The Company recently began providing services pursuant to this agreement and no fees have yet been earned by the Company.

    As of December 31, 1997, CCM owed the Company $771,889 as reflected in a 10 year note executed as of October 31, 1997 in the amount of $763,367 which accrues interest at 6.68% per annum. The note requires annual principal payments equal to 10% of the original principal amount of the note.

    The proceeds of this loan, as reflected by the note, were used by CCM to pay start-up costs in connection with its development of a proprietary investment product. The largest amounts owed to the Company by CCM, including this loan and CCM's allocation of shared overhead as set forth below, were $800,806 and $344,289 during fiscal years ended December 31, 1997 and 1996, respectively.

    As of December 31, 1996, Mr. Chapman executed a promissory note to the Company in the amount of $106,923. The promissory note is payable on demand and carries interest at the prime rate. As of December 31, 1997 and December 31, 1996, the Company had outstanding advances to Mr. Chapman of $164,601 and $106,923, respectively. As of February 11, 1998, with the approval of the independent members of the Board of Directors, Mr. Chapman executed a three-year note in the amount of $176,250 which accrues interest at 5.54% per annum to replace the note executed December 31, 1996. The Company's advances to Mr. Chapman were used by Mr. Chapman for personal expenses.

    Mr. Chapman is President and Treasurer and Mr. Bravo is Secretary of Chapman General Partner One, Inc., the general partner of Chapman Limited Partnership I (the "Partnership"). The Company leases furniture and equipment from the Partnership. The lease requires monthly payments of $9,846 and contains one year renewable terms, at the option of the Company, through September 2000, at which time the Company can purchase the furniture and equipment at fair value. Rent expense under this lease agreement was $118,152 in each of 1997 and 1996 of which $9,846 and $39,384 were payable to the Partnership as of December 31, 1997 and 1996, respectively. Management believes that the terms of these transactions were substantially as favorable to the Company as those available from non-affiliates. The rent expense under the lease agreement has been shared equally between the Company and CCM.

    The Company shares office space, certain employees and other overhead with certain other entities controlled by Mr. Chapman including CCM and CIA. The Company allocates compensation and benefits expense to CCM and CIA based on actual compensation and benefits expense and the estimated percentage of the employee's time spent performing services for each entity. The Company allocates other expenses based on estimated usage. Pursuant to such allocation arrangements, as of December 31, 1997, CCM owed the Company $28,782. The Company treats such outstanding allocation amounts as normal receivables to be paid in the ordinary course of business. The common management and/or ownership among the Company and other entities controlled by Mr. Chapman may involve potential conflicts of interest. See "Risk Factors--Certain Transactions; Relationships with Other Chapman Entities; Conflicts of Interest."

    The Company and Mr. Chapman have entered into a non-exclusive, royalty-free licensing agreement pertaining to the Company's use of the DEM and Domestic Emerging Markets trademarks that are owned by Mr. Chapman.

    All future transactions with affiliates of the Company will be approved by a majority of the Board of Directors, including a majority of the disinterested Directors and the Company intends that such transactions will be on terms no less favorable to the Company than could be obtained from an unaffiliated third party.

                          DESCRIPTION OF CAPITAL STOCK

    The authorized capital stock of the Company consists of 20 million shares of Common Stock, par value $0.001 per share.

COMMON STOCK

    As of the date of this Prospectus, there are 1,989,235 shares of Common Stock issued and outstanding, held of record by 19 stockholders. Holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Stockholders do not have cumulative voting rights. Holders of Common Stock are entitled to receive ratably such dividends as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of a dissolution, liquidation or winding-up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of Common Stock have no right to convert their Common Stock into any other securities. The Common Stock has no preemptive or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are, and the Common Stock to be outstanding upon completion of this Offering will be, duly authorized, validly issued, fully paid and nonassessable.

MARYLAND LAW AND CERTAIN CHARTER PROVISIONS

    The Charter of the Company provides that the Company shall indemnify its currently acting and its former Directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the Maryland General Corporation Law, as from time to time amended (the "MGCL"). If approved by the Board of Directors, the Company may indemnify its employees, agents and persons who serve or have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise to the extent determined to be appropriate by the Board of Directors. The Company shall advance expenses to its Directors and officers entitled to mandatory indemnification to the maximum extent permitted by the Maryland General Corporation Law and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

    Pursuant to the Underwriting Agreement the Company has agreed to indemnify the Underwriter and the Underwriter has agreed to indemnify the Company and its directors, officers and controlling persons against certain civil liabilities that may be incurred in connection with this Offering, including certain liabilities under the Securities Act. Pursuant to the QIU Agreement, the Company has also agreed to indemnify the QIU for liabilities in connection with the Offering.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    Furthermore, the Charter of the Company provides that, to the fullest extent permitted by the MGCL as it may be amended from time to time, no Director or officer of the Company shall be liable to the Company or its stockholders for monetary damages arising out of events occurring at the time such person is serving as a Director or officer, regardless of whether such person is a Director or officer at the time of a proceeding in which liability is asserted. Under current Maryland law, the effect of this provision is to eliminate the rights of the Company and its stockholders to recover monetary damages from a Director or officer except (i) to the extent that it is proved that the Director or officer actually received an improper benefit, or profit in money, property, or services for the amount of the benefit or profit in money, property or services actually received, or (ii) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person's action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding. In situations to which the Charter provision applies, the remedies available to the Company or a stockholder are limited to equitable remedies such as injunction or rescission.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this Offering, there has been no trading market for the Common Stock. Although the Company will apply for quotation of the Common Stock on the SmallCap Market, there can be no assurance that an active trading market for the Common Stock will develop and, if developed, will continue after the Offering. The quotation of the Common Stock on the SmallCap Market is conditioned upon the Company meeting certain asset, capital and surplus, stock price and public float tests. See "Risk Factors--Risks of Low Priced Stocks." There can be no assurance that the public offering price will correspond to the price at which the Common Stock will trade in the public market subsequent to the Offering.

    As of the date of the Minimum closing, the Company will have a minimum of 2,839,235 shares of Common Stock outstanding, of which 1,828,115 will be owned by Nathan A. Chapman, Jr. The Company is offering up to a Maximum of 1,000,000 Shares and, accordingly, upon sale of the Maximum, the Company will have outstanding 2,989,235 shares of Common Stock. All shares acquired in this Offering, other than shares that may be acquired by "affiliates" of the Company as defined by Rule 144 under the Securities Act, will be freely transferable without restriction or further registration under the Securities Act. No prediction can be made as to the effect, if any, that sales of shares of Common Stock or the availability of such shares for sale will have on the market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities.

    As of December 31, 1997, Mr. Chapman beneficially owns 1,828,115 shares of Common Stock or approximately 64.4% and 61.2% of the Company's outstanding Common Stock assuming the sale of the Minimum and Maximum, respectively. Mr. Chapman has agreed not to sell any shares of Common Stock that he owns as of the date of this Prospectus until June 28, 1999. Accordingly, up to 1,161,120 shares of Common Stock or approximately 38.8% of the Company's outstanding Common Stock may be eligible for sale following the Offering pursuant to Rule 144.

    In general, under Rule 144, a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns "restricted shares" for a period of at least one year is entitled to sell within any three-month period, shares equal in number to the greater of: (i) 1% of the then-outstanding shares of Common Stock; or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Commission. In addition, any person (or persons whose shares are aggregated) who is not, at the time of the sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least two years, can sell such shares under Rule 144 without regard to the notice, manner of sale, public information or volume limitations described above.

                              PLAN OF DISTRIBUTION

    The Company is offering up to a Maximum of 1,000,000 Shares. The Shares will be offered on a "best-efforts" basis by the Underwriter, The Chapman Co., acting as the exclusive dealer-manager solely on an agency basis. The Offering has an aggregate Minimum of 850,000 Shares. The Termination Date of the Offering is on the earlier to occur of: the date selected by the Company; the date of the sale of the Maximum; or, if the Minimum is not sold, 180 days after the date of this Prospectus, unless extended by the Company for one or more additional periods not to exceed an additional 30 days in the aggregate. All proceeds from subscriptions will be deposited promptly into a non-interest bearing escrow account with UMB Bank, N.A. as escrow agent. Funds will be transmitted to the escrow agent for deposit into the escrow account no later than noon of the business day following receipt. All checks must be made payable to "UMB Bank, N.A., as escrow agent for Chapman Holdings, Inc." If the Minimum is not sold by the Termination Date, all funds will be returned promptly to investors without deduction or interest. During the escrow period, investors who purchase Shares will not be entitled to a refund of their payments. If the Minimum is sold before the Termination Date, a Minimum closing will be held at the offices of the Company. At such Minimum closing, the funds in escrow will be released to the Company and the investors will become stockholders of the Company.

    The minimum investment requirement is 100 Shares. Investors who purchase Shares must pay for the Shares by the third business day following the date of the confirmation of their purchase of such Shares. Investors should consult their brokers concerning the manner and method of payment for the Shares. The Company and the Underwriter reserve the right to withdraw, cancel or modify the Offering without notice and to reject any order in whole or in part in the exercise of their sole discretion.

    Prior to this Offering, there has been no public market for the Common Stock. An application has been made to have the Common Stock quoted on the SmallCap Market. There can be no assurance that the Common Stock will qualify for initial quotation on the SmallCap Market or that, if achieved, such quotation will be maintained. See "Risk Factors--No Prior Market" and "--Risks of Low Prices Stocks."

    Pursuant to the Conduct Rules of the NASD, when a member of the NASD, such as The Chapman Co., participates in the public distribution of its own or an affiliate's securities, the public offering price can be no higher than recommended by a qualified independent underwriter. In accordance with this requirement, the QIU, Ferris Baker Watts, Incorporated, has agreed to recommend an initial public offering price for the Shares. As part of its compliance with Rule 2720 of the NASD's Conduct Rules, the QIU has participated in the preparation of the Registration Statement of which this Prospectus forms a part and has performed "due diligence" with respect thereto.

    Prior to this Offering, there has been no public market for the Common Stock. The initial price to the public for the Shares has been determined by negotiation between the Company and the QIU. The factors considered in determining the offering price were prevailing market and economic conditions, the Company's revenue and earnings, estimates of its business operations, an assessment of its management, the consideration of these factors in relation to the market valuation of comparable companies in related businesses and the current condition of the markets in which the Company operates.

    The Shares will be offered directly to the public at the public offering price set forth on the cover of this Prospectus. The Underwriter will be paid a
management fee of $    per Share sold. In addition, the Underwriter and any
other broker-dealer participating in the selling group will be paid a commission
not in excess of $    per Share sold. For acting as a qualified independent
underwriter, the QIU will receive fees equal to the greater of $100,000 or
$      per Share sold.

    Both the Underwriter and the QIU will be reimbursed their counsel fees and for their out-of-pocket expenses and will receive fees as described above. In the Underwriting Agreement and the QIU Agreement, respectively, the Company has agreed to indemnify the Underwriter and the QIU (and their controlling persons) with respect to certain liabilities, including liabilities under the Securities Act.

    The Underwriter has informed the Company that it does not intend to confirm sales to any accounts over which it exercises discretionary authority.

    The foregoing includes a summary of the principal terms of the Underwriting Agreement and the QIU Agreement and does not purport to be complete. Reference is made to the foregoing documents which are on file as exhibits to the Registration Statement of which this Prospectus is a part.

                   TRANSFER AGENT, ESCROW AGENT AND REGISTRAR

    The transfer agent, escrow agent and registrar for the Common Stock is UMB Bank, N.A.

                                 LEGAL MATTERS

    The legality of the securities offered hereby has been passed upon for the Company by Venable, Baetjer and Howard, LLP. The Underwriter has not been separately represented by counsel in this Offering. Whiteford, Taylor & Preston L.L.P. has acted as counsel for the QIU in connection with this Offering.

                                    EXPERTS

    The audited financial statements of the Company included in this Prospectus and elsewhere in the Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission (the "Commission") in Washington, DC, a registration statement under the Securities Act with respect to the Shares offered by this Prospectus (the "Registration Statement"). This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and this Offering, reference is made to the Registration Statement, including the exhibits filed therewith, copies of which may be obtained at prescribed rates from the Commission at the public reference facilities maintained by the Commission at Judiciary Plaza Building, 450 Fifth Street, NW, Washington, DC 20549. Descriptions contained in this Prospectus as to the contents of any contract or other documents filed as an exhibit to the Registration Statement are not necessarily complete and each such description is qualified by reference to such contract or document. The Commission maintains a website on the Internet that will contain all future reports, proxy and information statements and other information that the Company is required to file electronically with the Commission. The address of the Commission's website is http://www.sec.gov.

                             CHAPMAN HOLDINGS, INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------

Index......................................................................................................        F-1

Report of Independent Public Accountants...................................................................        F-2

Balance Sheets as of December 31, 1996 and October 31, 1997 (unaudited)....................................        F-3

Statements of Operations for the Years Ended December 31, 1995 and 1996, and for the Ten Months Ended
  October 31, 1996 and 1997 (unaudited)....................................................................        F-4

Statements of Changes in Stockholders' Equity for the Years Ended December 31, 1995 and 1996 and for the
  Ten Months Ended October 31, 1997 (unaudited)............................................................        F-5

Statements of Cash Flows for the Years Ended December 31, 1995 and 1996, and for the Ten Months Ended
  October 31, 1996 and 1997 (unaudited)....................................................................        F-6

Notes to Financial Statements..............................................................................        F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
Chapman Holdings, Inc.:

    We have audited the accompanying balance sheet of Chapman Holdings, Inc. and Subsidiaries (a Maryland corporation) as of December 31, 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Chapman Holdings, Inc. and Subsidiaries as of December 31, 1996, and the results of their operations and their cash flows for the years ended December 31, 1996 and 1995, in conformity with generally accepted accounting principles.

                                          /s/ ARTHUR ANDERSEN LLP

Baltimore, Maryland
January 31, 1997, except for notes 2 and 3
as to which are dated December 29, 1997

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                                 BALANCE SHEETS

                                                                                                 AS OF
                                                                                       --------------------------
                                                                                       DECEMBER 31,  OCTOBER 31,
                                                                                           1996          1997
                                                                                       ------------  ------------

                                                                                                     (UNAUDITED)
ASSETS:
  Cash and cash equivalents..........................................................   $  497,758   $    271,122
  Cash deposits with clearing organization...........................................       35,000         35,000
  Investments available for sale.....................................................      157,500        169,306
  Receivables from brokers and dealers...............................................       93,560        278,999
  Receivables from affiliates........................................................          200          1,649
  Receivables from discontinued operations...........................................      682,643        763,367
  Advances to officer/employee.......................................................      109,673        156,204
  Office equipment, net..............................................................        7,558         17,343
  Prepaids and other assets..........................................................       57,008         73,528
  Net assets from discontinued operations............................................    1,157,456      1,052,007
                                                                                       ------------  ------------
    Total assets.....................................................................   $2,798,356   $  2,818,525
                                                                                       ------------  ------------
                                                                                       ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY:
  Accounts payable and accrued expenses..............................................   $   92,968   $     81,089
  Accrued compensation...............................................................       76,371         70,123
  Deferred rent......................................................................       89,048         89,048
  Payable to affiliated partnership..................................................       59,076        --
  Income taxes payable...............................................................      150,341        161,337
  Net liabilities from discontinued operations.......................................    1,201,345      1,190,996
                                                                                       ------------  ------------
    Total liabilities................................................................    1,669,149      1,592,593
                                                                                       ------------  ------------
COMMITMENTS AND CONTINGENCIES (Notes 4 and 6)
STOCKHOLDERS' EQUITY:
  Common stock, $.001 par value, 20,000,000 shares authorized, 1,944,890 and
    1,792,640 shares issued and outstanding, respectively............................        1,945          1,793
  Additional paid-in capital.........................................................    1,309,005      1,091,657
  (Accumulated deficit) retained earnings............................................     (181,743)       132,482
                                                                                       ------------  ------------
    Total stockholders' equity.......................................................    1,129,207      1,225,932
                                                                                       ------------  ------------
    Total liabilities and stockholders' equity.......................................   $2,798,356   $  2,818,525
                                                                                       ------------  ------------
                                                                                       ------------  ------------

      The accompanying notes are an integral part of these balance sheets.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES
                            STATEMENTS OF OPERATIONS

                                                              FOR THE YEARS ENDED       FOR THE TEN MONTHS ENDED
                                                                  DECEMBER 31,                OCTOBER 31,
                                                           --------------------------  --------------------------
                                                               1995          1996          1996          1997
                                                           ------------  ------------  ------------  ------------

                                                                                              (UNAUDITED)
REVENUE:
  Commissions............................................  $  2,475,151  $  2,553,098  $  1,776,898  $  2,246,180
  Underwriting and management fees.......................       286,780       296,757       171,850       268,654
  Interest and dividends.................................        34,061        37,194        33,112        28,986
                                                           ------------  ------------  ------------  ------------
    Total revenue........................................     2,795,992     2,887,049     1,981,860     2,543,820
                                                           ------------  ------------  ------------  ------------

EXPENSE:
  Compensation and benefits..............................     1,259,371     1,050,193       813,363       942,867
  Floor brokerage and clearing fees......................       323,245       238,027       195,249       237,713
  Communications.........................................       154,506       164,303       133,036       124,117
  Occupancy, equipment rental, and depreciation..........       368,863       422,598       328,939       296,718
  Travel and business development........................       193,302       177,793       169,126       196,511
  Professional fees......................................       135,090       154,993       109,377        76,775
  Other operating expense................................       227,169       162,804       140,434       234,312
                                                           ------------  ------------  ------------  ------------
    Total expense........................................     2,661,546     2,370,711     1,889,524     2,109,013
                                                           ------------  ------------  ------------  ------------
    Income from continuing operations before income tax
      provision..........................................       134,446       516,338        92,336       434,807

INCOME TAX PROVISION (Notes 1 and 5).....................       (72,000)      166,000        29,000       173,900
                                                           ------------  ------------  ------------  ------------
    Income from continuing operations....................       206,446       350,338        63,336       260,907

INCOME FROM DISCONTINUED OPERATIONS, net of income taxes
  of $89,000, $44,000, $36,400 and $35,000,
  respectively...........................................       151,249        54,643        31,779        53,318
                                                           ------------  ------------  ------------  ------------
    Net income...........................................  $    357,695  $    404,981  $     95,115  $    314,225
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
INCOME PER SHARE DATA:
  Income from continuing operations......................  $       0.09  $       0.16  $       0.03  $       0.13
  Income from discontinued operations....................          0.07          0.02          0.01          0.03
                                                           ------------  ------------  ------------  ------------
    Net income...........................................  $       0.16  $       0.18  $       0.04  $       0.16
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------
Weighted average share outstanding.......................     2,201,414     2,191,374     2,200,514     2,001,914
                                                           ------------  ------------  ------------  ------------
                                                           ------------  ------------  ------------  ------------

        The accompanying notes are an integral part of these statements.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                 STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1996
                 AND FOR THE TEN MONTHS ENDED OCTOBER 31, 1997

                                                                                         (ACCUMULATED
                                                                            ADDITIONAL     DEFICIT)       TOTAL
                                                                COMMON       PAID-IN       RETAINED    STOCKHOLDERS'
                                                 SUBSCRIBED      STOCK       CAPITAL       EARNINGS       EQUITY
                                                 -----------  -----------  ------------  ------------  ------------
BALANCE, December 31, 1994.....................   $   4,000    $   2,005   $  1,492,045   $ (944,419)   $  553,631
  Net income...................................      --           --            --           357,695       357,695
  Purchase of 5,780 shares of stock............      --               (6)      (104,994)      --          (105,000)
  Redemption of 5,600 shares of stock..........      --               (6)             6       --            --
  Issuance of 8,220 shares of stock............      --                8        149,392       --           149,400
  Issuance of 4,000 shares of stock
    subscribed.................................      (4,000)           4          3,996       --            --
                                                 -----------  -----------  ------------  ------------  ------------
BALANCE, December 31, 1995.....................      --            2,005      1,540,445     (586,724)      955,726
  Net income...................................      --           --            --           404,981       404,981
  Purchase of 59,750 shares of stock...........      --              (60)      (231,440)      --          (231,500)
                                                 -----------  -----------  ------------  ------------  ------------
BALANCE, December 31, 1996.....................      --            1,945      1,309,005     (181,743)    1,129,207
  Net income...................................      --           --            --           314,225       314,225
  Purchase of 152,250 shares of stock..........      --             (152)      (217,348)      --          (217,500)
                                                 -----------  -----------  ------------  ------------  ------------
BALANCE, October 31, 1997 (unaudited)..........   $  --        $   1,793   $  1,091,657   $  132,482    $1,225,932
                                                 -----------  -----------  ------------  ------------  ------------
                                                 -----------  -----------  ------------  ------------  ------------

        The accompanying notes are an integral part of these statements.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS

                                                                             FOR THE YEARS ENDED     FOR THE TEN MONTHS ENDED
                                                                                DECEMBER 31,               OCTOBER 31,
                                                                          -------------------------  ------------------------
                                                                             1995          1996         1996         1997
                                                                          -----------  ------------  -----------  -----------

                                                                                                           (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
  Net income............................................................  $   357,695  $    404,981  $    95,115  $   314,225
  Adjustments to reconcile net income to net cash provided by operating activities-
  Changes in assets and liabilities-
    Decrease (increase) in receivables from brokers and dealers.........       19,745        12,808      (52,940)    (185,439)
    Increase in receivables from affiliates.............................      (19,233)         (165)        (482)      (1,449)
    Increase in receivables from discontinued operations................     (129,097)     (338,354)    (449,409)     (80,724)
    Increase in advances to officer/employee............................      (67,686)      (19,656)     (64,883)     (46,531)
    Decrease (increase) in income taxes receivable......................       21,058       --            (6,186)     --
    Decrease (increase) in prepaids and other assets....................          136        17,713       (4,669)     (16,520)
    (Increase) decrease in net assets from discontinued operations......     (296,365)     (790,668)    (280,840)     105,449
    Decrease in payable to clearing organization........................      (18,349)      (11,261)     (11,261)     --
    (Decrease) increase in accounts payable and accrued expenses........       (6,224)       (5,334)      59,450      (11,879)
    (Decrease) increase in accrued compensation.........................      (23,209)       24,524          (30)      (6,248)
    Increase in deferred rent...........................................       60,782       --           --           --
    Increase (decrease) in payable to affiliated partnership............      --             19,692       12,432      (59,076)
    Increase (decrease) in income taxes payable.........................       10,000       140,341       58,465       10,996
    Decrease in interest payable on subordinated debt...................       (4,704)      --           --           --
    Increase (decrease) in net liabilities from discontinued
      operations........................................................      240,228       788,286      585,238      (10,349)
                                                                          -----------  ------------  -----------  -----------
    Net cash provided by (used by) operating activities.................      144,777       242,907      (60,000)      12,455
                                                                          -----------  ------------  -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of office equipment, net.....................................      (12,163)       (2,150)      (2,150)      (9,785)
  Investment in affiliate...............................................       (3,005)        3,000        3,000      --
  Purchase of investments...............................................      --           (147,500)    (147,500)     (11,806)
                                                                          -----------  ------------  -----------  -----------
    Net cash used in investing activities...............................      (15,168)     (146,650)    (146,650)     (21,591)
                                                                          -----------  ------------  -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Issuance of stock.....................................................      149,400       --           --           --
  Purchase of stock.....................................................     (105,000)     (231,500)     (17,860)    (217,500)
  Repayment of subordinated loan........................................      (64,152)      --           --           --
                                                                          -----------  ------------  -----------  -----------
    Net cash provided by (used in) financing activities.................      (19,752)     (231,500)     (17,860)    (217,500)
                                                                          -----------  ------------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....................      109,857      (135,243)    (224,510)    (226,636)
CASH AND CASH EQUIVALENTS,
  beginning of year/period..............................................      523,144       633,001      633,001      497,758
                                                                          -----------  ------------  -----------  -----------
CASH AND CASH EQUIVALENTS,
  end of year/period....................................................  $   633,001  $    497,758  $   408,491  $   271,122
                                                                          -----------  ------------  -----------  -----------
                                                                          -----------  ------------  -----------  -----------

        The accompanying notes are an integral part of these statements.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1996

                   AND OCTOBER 31, 1996 AND 1997 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BUSINESS

    Chapman Holdings, Inc. (the "Company") provides securities brokerage and investment banking services. The Company, formed subsequent to October 31, 1997, became the parent of a wholly-owned subsidiary, The Chapman Co. ("Chapman") and its two subsidiaries, Chapman Capital Management, Inc. ("CCM") and Chapman Insurance Agency, Incorporated ("CIA") pursuant to the merger of a newly formed wholly-owned subsidiary of the Company into Chapman. CCM and CIA, wholly-owned subsidiaries of Chapman, will be spun off from the Company as part of a planned initial public offering ("IPO") with Chapman being the remaining subsidiary. The IPO will be on a best efforts basis conditioned upon the sale of a minimum of 850,000 shares of common stock and a maximum of 1,000,000 shares of common stock. The proceeds of the IPO will be used to expand the Company's regulatory capacity to participate in corporate and public finance transactions, for working capital to support the planned growth of its business and other general corporate purposes.

    The Company's operations are subject to certain risks, including the Company's recently launched new strategic initiative it calls "Domestic Emerging Markets," and the unproven nature of this strategy, and its dependence on key personnel.

    The Company allocates compensation, benefits and other costs to CCM and CIA on a proportional allocation cost method which management believes is reasonable. Compensation and benefits are allocated based on management's estimate of the percentage of time employees spend performing services for CCM and CIA. Other costs, consisting of communications, occupancy, and administrative support, are allocated based on estimated usage by CCM and CIA.

USE OF ESTIMATES

    The accompanying financial statements are presented on the accrual basis of accounting in accordance with generally accepted accounting principles. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While actual results could differ from those estimates, management believes that actual results will not be materially different from amounts provided in the accompanying financial statements.

INTERIM FINANCIAL STATEMENTS

    The financial statements for the ten months ended October 31, 1996 and 1997, are unaudited, but, in the opinion of management, such financial statements have been presented on the same basis as the audited financial statements for the year ended December 31, 1996. These financial statements include all adjustments, consisting of normal recurring adjustments and adjustments for the spin off of CIA and CCM, necessary for a fair presentation of the financial position and results of operations and cash flows for these periods.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are primarily invested in money market funds.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1995 AND 1996

                   AND OCTOBER 31, 1996 AND 1997 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
INVESTMENTS

    Investments as of December 31, 1996, and October 31, 1997, consist primarily of certificates of deposit in which cost approximates market. All investments are classified as available for sale.

FINANCIAL INSTRUMENTS

    The carrying amounts reported in the balance sheets for cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair value.

EARNINGS PER SHARE

    Earnings per share are based on the weighted average number of common and dilutive common equivalent shares outstanding during the period the calculation is made. Common equivalent shares consist of shares issuable upon the exercise of stock warrants, using the treasury stock method and the estimated IPO price of $8.00 per share. The weighted average shares outstanding is calculated as follows:

                                                                 FOR THE YEARS ENDED      FOR THE TEN MONTHS
                                                                     DECEMBER 31,         ENDED OCTOBER 31,
                                                                ----------------------  ----------------------
                                                                   1995        1996        1996        1997
                                                                ----------  ----------  ----------  ----------

                                                                                             (UNAUDITED)
Common stock..................................................   2,004,820   1,994,780   2,003,920   1,805,320
  Dilutive effect of warrants outstanding.....................     196,594     196,594     196,594     196,594
                                                                ----------  ----------  ----------  ----------
                                                                 2,201,414   2,191,374   2,200,514   2,001,914
                                                                ----------  ----------  ----------  ----------
                                                                ----------  ----------  ----------  ----------

    Subsequent to October 31, 1997, a warrant outstanding to acquire shares of Chapman stock was exchanged for 196,594 shares of the Company's common stock.

NEW ACCOUNTING STANDARDS

    During 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share" which becomes effective December 15, 1997, and which early adoption is not permitted. Under SFAS No. 128, a company would disclose basic earnings per share (the principal difference being that common stock equivalence would not be considered in the compilation of basic earnings per share) and diluted earnings per share. The adoption of this pronouncement will require restatement of all prior periods presented. The adoption of this pronouncement will not have a material effect on earnings per share.

    During 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" which becomes effective December 15, 1997. Under SFAS No. 131, a company would disclose certain information about the operating segments in the financial statements of the company and information about their products and services, the geographic areas in which they operate, and their major customers. The Company does not expect the adoption of this pronouncement to have a material effect on its financial statement presentation from adopting this pronouncement.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1995 AND 1996

                   AND OCTOBER 31, 1996 AND 1997 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
COMMISSION REVENUES

    The Company records commission revenues and related expenses on a trade date basis.

UNDERWRITING AND MANAGEMENT FEES

    The Company records underwriting and management fee revenues and the related expenses on a trade date basis.

VOLATILITY OF BUSINESS

    The Company's revenues and operating results may fluctuate from month to month, quarter to quarter and year to year due to a combination of factors, including the number of underwriting transactions in which the Company participates, access to public markets for companies in which the Company has invested as a principal, the level of institutional and retail brokerage transactions, variations in expenditures for personnel, litigation expenses and expenses of establishing new business units. The Company's revenues from an underwriting transaction are recorded only when the underwritten security commences trading; accordingly, the timing of the Company's recognition of revenue from a significant transaction can materially affect the Company's operating results. As a result, the Company could experience losses if demand for the above transactions declines more quickly than the Company's ability to change its cost structure.

OFFICE EQUIPMENT

    Office equipment is depreciated using the straight-line method over the estimated useful life of 3 to 5 years. As of December 31, 1996 and October 31, 1997, accumulated depreciation was $10,520 and $13,835, respectively.

TRANSACTIONS WITH CLEARING ORGANIZATION

    The Company is required to have cash on deposit with its clearing agent for general trading purposes. In addition, receivables from and payables to the clearing organization arise from cash settlements on ordinary trading activity and clearing expenses.

INCOME TAXES

    The Company accounts for income taxes under the liability method, whereby deferred income taxes are recognized for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. The Company and its subsidiaries filed consolidated Federal tax returns on a cash basis for the years ended December 31, 1996 and 1995.

    The Company has calculated income taxes allocated to the subsidiaries accounted for on a discontinued operations basis on a stand-alone basis as if the subsidiaries had to provide for income taxes not as a part of the consolidated group.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1995 AND 1996

                   AND OCTOBER 31, 1996 AND 1997 (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
CCM ACQUISITION

    In December 1996, CCM started DEM-MET, a tax-exempt pooled interest trust for qualified employee benefit plans. As part of the start-up of this trust, CCM entered into a noncompete agreement for $300,000 and paid $640,000 in costs related to starting the trust. These amounts, net of accumulated amortization, are included in net assets from discontinued operations in the accompanying balance sheets.

2. SPIN OFF OF OPERATIONS:

    On December 29, 1997, the Company, a newly formed Maryland corporation, effected a tax-free holding company reorganization pursuant to which Chapman became a wholly-owned direct subsidiary of the Company. On or before the closing of the sale of the minimum number of shares to be sold in the IPO, the Company intends to effect a tax-free spin-off transaction which Chapman's two wholly-owned subsidiaries, CCM and CIA, will become wholly-owned subsidiaries of separate holding companies and the stock of such holding companies will be distributed to the existing stockholders of the Company. The financial position and results of operations of CCM and CIA are reflected on the balance sheets and statements of operations as assets and liabilities from discontinued operations and income from discontinued operations, respectively.

    Assets and liabilities as of December 31, 1996 and October 31, 1997 of the operations to be spun off are listed below:

                                                                                OCTOBER 31,
                                                           DECEMBER 31, 1996       1997
                                                           -----------------  ---------------
                                                                                (UNAUDITED)
Cash and cash equivalents................................    $       8,196     $     109,793
Management and underwriting receivables..................          186,373           163,021
Related party receivables................................           24,414            31,363
Office equipment, net....................................            3,936             5,872
Prepaids and other assets, net...........................          934,537           741,958
                                                           -----------------  ---------------
                                                             $   1,157,456     $   1,052,007
                                                           -----------------  ---------------
                                                           -----------------  ---------------

Accounts payable and accrued expenses....................           73,702           202,629
Due to officer...........................................          145,000            75,000
Due to parent company....................................          682,643           763,367
Non-compete agreement payable............................          300,000           150,000
                                                           -----------------  ---------------
                                                             $   1,201,345     $   1,190,996
                                                           -----------------  ---------------
                                                           -----------------  ---------------

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                         NOTES TO FINANCIAL STATEMENTS

                           DECEMBER 31, 1995 AND 1996
                   AND OCTOBER 31, 1996 AND 1997 (UNAUDITED)

3. CAPITAL STOCK:

    The common stock activity included in the accompanying financial statements has been restated to reflect the one-for-five share exchange of stock related to the merger of Chapman into the Company. As such, all share data related to Chapman prior to the merger has been stated at the Company's stock conversion amounts.

4. COMMITMENTS AND CONTINGENCIES:

    The Company has entered into an operating lease agreement for office facilities which expires on October 15, 2000. Rent expense under this agreement was $209,049, $209,052, $174,210 and $174,210 for the years ended December 31,
1995 and 1996, and for the ten months ended October 31, 1996 and 1997, respectively. The aggregate minimum future annual rental for the following fiscal years ending December 31 is as follows:

1997..............................................................  $ 209,052
1998..............................................................    219,954
1999..............................................................    252,660
2000..............................................................    200,022

    In addition, a proportionate share of real estate taxes and building expenses in excess of base year amounts are charged to the Company. This lease agreement includes scheduled rent increases which are recognized on a straight-line basis. The Company recorded $89,048 in deferred rent relating to this straight-line basis of rent expense recognition.

    The Company leases furniture and equipment from the Chapman Limited Partnership I (the Partnership), an entity in which certain officers and stockholders of the Company are partners. The lease requires monthly payments of $9,846 and contains one year renewable terms, at the option of the Company, through September 2000, at which time the Company can purchase the furniture and equipment at fair value. Rent expense under this lease agreement was $118,152 for the years ended December 31, 1995 and 1996, and $98,460 for the ten months ended October 31, 1996 and 1997. As of December 31, 1996, and October 31, 1997, $59,076 and $-0-, respectively, was payable to the Partnership.

    The Company clears all transactions for its brokerage customers through its clearing agent, which carries and clears all customer securities accounts. The clearing agent also lends funds to the Company's brokerage customers through the use of margin credit. These loans are made to customers on a secured basis, with the clearing agent maintaining collateral in the form of salable securities, cash or cash equivalents. Pursuant to the terms of the agreement between the Company and the clearing agent, in the event that customers fail to pay for their purchases, to supply the securities that they have sold, or to repay funds they have borrowed, and the clearing agent satisfies any customer obligations, the Company would be obligated to indemnify the clearing agent for any resulting losses. As of October 31, 1997, the Company has approximately $1.2 million of margin credit outstanding to its customers through its clearing agent.

    Securities brokerage firms become parties to arbitrations brought by dissatisfied customers in the general course of business. The Company has been and is currently a party to such proceedings, none of which has resulted or which management believes will result in any material liability.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1995 AND 1996
                   AND OCTOBER 31, 1996 AND 1997 (UNAUDITED)

5. INCOME TAXES:

    As of December 31, 1996, there was a deferred tax liability of approximately $32,000 related to the Company being on the cash basis of accounting for income tax purposes. For the years ended December 31, 1995 and 1996, the tax provision of $147,000 and $259,000, respectively, is net of a reduction in the valuation reserve of $130,000 and $49,000, respectively, as a result of utilization of a net operating loss which was applied against the provision for continuing operations because the net operating loss was generated from continuing operations.

    A reconciliation of the statutory income taxes to the recorded income tax provision for the years ended December 31, 1995 and 1996, are as follows:

                                                                          1995         1996
                                                                       -----------  ----------
Statutory tax (at 34% rate)..........................................  $   127,000  $  209,000
Effect of state income taxes.........................................       18,000      34,500
Effect of permanent book to tax differences..........................        2,000      15,500
Reduction in valuation reserve.......................................     (130,000)    (49,000)
                                                                       -----------  ----------
Income tax provision.................................................  $    17,000  $  210,000
                                                                       -----------  ----------
                                                                       -----------  ----------

    The components of the income tax provision for the years ended December 31, 1995 and 1996, are as follows:

                                                                          1995         1996
                                                                       -----------  ----------
Current..............................................................  $    82,000  $  169,000
Deferred.............................................................      (24,000)     33,000
Discontinued operations..............................................       89,000      57,000
Reduction in valuation service.......................................     (130,000)    (49,000)
                                                                       -----------  ----------
Income tax provision.................................................  $    17,000  $  210,000
                                                                       -----------  ----------
                                                                       -----------  ----------

    The Company's tax rate for the ten months ended October 31, 1996 and 1997, was management's estimate based on the effective tax rate for the years ended December 31, 1996 and 1997.

6. REGULATORY REQUIREMENTS:

    Pursuant to the requirements of the Securities and Exchange Commission's ("SEC") Uniform Net Capital Rule (Rule 15c3-1), Chapman is required to maintain net capital, as defined, of not less than $100,000 and a ratio of aggregate indebtedness to net capital, as defined, not to exceed 15 to 1. As of December 31, 1996, the Chapman had excess net capital of $326,067 and a ratio of aggregate indebtedness to net capital of 0.7 to 1.0.

    Chapman is subject to compliance with various SEC and National Association of Securities Dealers, Inc. ("NASD") regulations. Also, the NASD periodically reviews Chapman's records and procedures for compliance with its requirements. Any acts of noncompliance may subject Chapman to fines and other punitive remedies, and may significantly effect the Company's ability to operate.

                    CHAPMAN HOLDINGS, INC. AND SUBSIDIARIES

                           DECEMBER 31, 1995 AND 1996
                   AND OCTOBER 31, 1996 AND 1997 (UNAUDITED)

7. STATEMENTS OF CASH FLOWS-SUPPLEMENTAL DISCLOSURE:

    Supplemental cash flow disclosure for the years ended December 31, 1995 and 1996, and for the ten months ended October 31, 1996 and 1997, were as follows:

                                                                       FOR THE YEARS ENDED    FOR THE TEN MONTHS
                                                                           DECEMBER 31,        ENDED OCTOBER 31,
                                                                       --------------------  ---------------------
                                                                         1995       1996       1996        1997
                                                                       ---------  ---------  ---------  ----------

                                                                                                  (UNAUDITED)
Cash paid-
  Interest...........................................................  $  20,132  $  86,616  $  85,462  $    9,341
  Income taxes.......................................................     --          5,000      5,000     182,232

8. EMPLOYEE SAVINGS PLAN:

    The Company's Retirement Savings Plan, a 401(k) plan, provides participants a mechanism for making contributions for retirement savings. Each participant may make pre-tax and after-tax contributions based upon eligible compensation. The Company may make discretionary contributions based on the participants' compensation for the plan year. The Company elected not to contribute to the plan for the years ended December 31, 1996 and 1995, and the ten months ended October 31, 1997.

9. RELATED PARTY TRANSACTIONS:

    Chapman served as the underwriter for DEM, Inc. ("DEM-TM-"), a registered non-diversified closed-ended management investment company. CCM provides investment advisory and administrative services to DEM-TM- under an investment advisory and administrative services agreement which sets forth the services to be provided and the fees to be charged. In 1995, Chapman and CCM owned a total of 6,867 shares of DEM-TM-'s stock, with a cost basis of $103,005, which approximated market. In 1996, CCM purchased 196,333 additional shares of DEM-TM-stock and sold the shares recognizing a loss of $108,483. The Company accounted for the DEM-TM- stock at market value.

    Listed below are fees and commissions earned from DEM.

                                                                    FOR THE YEARS ENDED      FOR THE TEN MONTHS
                                                                        DECEMBER 31,         ENDED OCTOBER 31,
                                                                   ----------------------  ----------------------
                                                                      1995        1996        1996        1997
                                                                   ----------  ----------  ----------  ----------

                                                                                                (UNAUDITED)
Included in continuing operations................................  $  354,679  $  455,000  $  140,000  $  368,000
Included in discontinued operations..............................      --          53,041      43,605     108,525
                                                                   ----------  ----------  ----------  ----------
                                                                   $  354,679  $  508,041  $  183,605  $  476,525
                                                                   ----------  ----------  ----------  ----------
                                                                   ----------  ----------  ----------  ----------

    CCM provides investment advisory and administrative services to The Chapman Funds, Inc. (the Funds), an affiliated group of mutual funds, under an investment advisory and administrative services agreement which sets forth the services to be provided and the fees to be charged. The agreement also provides that expense reimbursements be made to the Funds for specified expenses.

    As of December 31, 1996, and October 31, 1997, the Company had outstanding advances to its majority stockholder and other employees of $129,000 and $173,881, respectively, of which $19,327 and $29,327, respectively, is included in discontinued operations.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR ANY OTHER PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                            ------------------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          3
Risk Factors....................................          6
Use of Proceeds.................................         13
Dilution........................................         14
Capitalization..................................         15
Dividend Policy.................................         15
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         16
Business........................................         20
Management......................................         26
Principal Stockholders..........................         28
Certain Transactions............................         29
Description of Capital Stock....................         31
Shares Eligible for Future Sale.................         32
Plan of Distribution............................         32
Transfer Agent and Registrar....................         34
Legal Matters...................................         34
Experts.........................................         34
Additional Information..........................         34
Index to Financial Statements...................        F-1

                            ------------------------

    UNTIL         , 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE SHARES OF COMMON STOCK OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THE DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                             MINIMUM 850,000 SHARES

                            MAXIMUM 1,000,000 SHARES

                                     [LOGO]
                             CHAPMAN HOLDINGS, INC.

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                THE CHAPMAN CO.

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Section 2-418 of the Maryland General Corporation Law (the "MGCL") provides that the Company may indemnify any director who was, is or is threatened to be made a named defendant or respondent to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director of the Company, or while a director, is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against reasonable expenses (including attorneys' fees), judgments, penalties, fines and settlements, actually incurred by the director in connection with such action, suit or proceeding, unless it is established that: (i) the act or omission of the director was material to the matter giving rise to such action, suit or proceeding, and was committed in bad faith or was the result of active and deliberate dishonesty; (ii) the director actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful. If the action, suit or proceeding was one by or in the right of the Company, no indemnification shall be made with respect to any action, suit or proceeding in which the director shall have been adjudged to be liable to the Company. A director also may not be indemnified with respect to any action, suit or proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director is adjudged to be liable on the basis that a personal benefit was improperly received. Unless limited by the Company's
Charter: (i) a court of appropriate jurisdiction, upon application of a director, may order such indemnification as the court shall deem proper if it determines that the director is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, regardless of whether the director has met the standards of conduct required by MGCL Section 2-418; and (ii) the Company shall indemnify a director if such director is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above. However, with respect to any action, suit or proceeding by or in the right of the Company or in which the director was adjudged to be liable on the basis that a personal benefit was improperly received, the Company may only indemnify the director for any expenses (including attorneys' fees) incurred in connection with such action, suit or proceeding.

    MGCL Section 2-418 further provides that unless limited by the Company's Charter, the Company: (i) shall (a) indemnify an officer of the Company if such officer is successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, and (b) indemnify an officer of the Company if a court of appropriate jurisdiction, upon application of an officer, shall order indemnification; (ii) may indemnify and advance expenses to an officer, employee or agent of the Company to the same extent that it may indemnify directors; and
(iii) may indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by the Charter, Bylaws, general or specific action of the Company's Board of Directors or contract.

    The Charter of the Company, provides that the Company shall indemnify its currently acting and its former directors and officers against any and all liabilities and expenses incurred in connection with their services in such capacities to the maximum extent permitted by the MGCL, as from time to time amended. If approved by the Board of Directors, the Company may indemnify its employees, agents and persons who serve and have served, at its request as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture or other enterprise to the extent determined to be appropriate by the Board of Directors. The Company shall advance expenses to its directors and officers entitled to mandatory indemnification to the maximum extent permitted by the MGCL and may in the discretion of the Board of Directors advance expenses to employees, agents and others who may be granted indemnification.

    The Company's Charter provides that, to the fullest extent permitted by the MGCL, as amended or interpreted, no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages in connection with events occurring at the time such person served as a director or officer.

    Pursuant to the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement and the Qualified Independent Underwriter Agreement filed as Exhibit 1.2 to the Registration Statement, the Company has agreed to indemnify the Underwriter and the QIU, respectively, and their directors, officers and controlling persons against certain civil liabilities that may be incurred in connection with this offering, including certain liabilities under the Securities Act.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The Company estimates that expenses payable by it in connection with the offering described in the Registration Statement (other than the underwriting discount and commissions and reasonable expense allowance) will be as follows:

SEC registration fee..............................................  $   3,000
NASD filing fee...................................................      3,500
Nasdaq SmallCap Market listing fee................................      5,000
Printing and engraving expenses...................................     50,000
Accounting fees and expenses......................................     50,000
Legal fees and expenses (including Blue Sky)......................    167,500
Miscellaneous.....................................................     21,000
                                                                    ---------
    Total.........................................................  $ 300,000
                                                                    ---------
                                                                    ---------

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

    During the past three years, the following securities were issued by the Company without registration under the Securities Act:

    On December 12, 1997, in connection with the organization of the Company, the Company issued one share of Common Stock, to Nathan A. Chapman, Jr. for an aggregate price of $8.00. This transaction was exempt from registration under the Securities Act under Section 4(2) because it did not involve a public offering. Such transaction was completed without an underwriter.

    On December 22, 1997, the Company issued 196,594 shares of Common Stock to Mr. Chapman in consideration for which Mr. Chapman contributed a warrant for 1,048,500 shares of The Chapman Co., currently the Company's wholly-owned subsidiary, then exercisable at a price of $0.10 per share. This transaction was exempt from registration under the Securities Act under Section 4(2) because it did not involve a public offering. Such transaction was completed without an underwriter.

    On December 29, 1997, the Company issued 1,792,640 shares of Common Stock to 19 former stockholders of The Chapman Co. in a statutory merger pursuant to a vote of the security holders of The Chapman Co. Specifically, a wholly-owned subsidiary of the Company was organized and merged into The Chapman Co. with The Chapman Co. surviving the merger as a wholly-owned subsidiary of the Company. All shares of Common Stock, Preferred Stock and Preferred Stock--Series B of The Chapman Co. that were outstanding prior to the merger automatically converted at the effective time of the merger into shares of Common Stock of the Company. This transaction was exempt from registration under the Securities Act under
Section 4(2) because it did not involve a public offering. Such transaction was completed without an underwriter.

ITEM 27. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    The following exhibits are filed as part of the Registration Statement:

EXHIBIT NO.                                                 DESCRIPTION
-------------  -----------------------------------------------------------------------------------------------------
       1.1     Form of Underwriting Agreement between the Company and The Chapman Co.(1)
       1.2     Form of Qualified Independent Underwriter Agreement between the Company and Ferris Baker Watts,
               Incorporated.(1)
       1.3     Form of Escrow Agreement between the Company and UMB Bank N.A.(1)
       3.1     Articles of Incorporation of the Company.(2)
       3.2     By-laws of the Company.(2)
       4       Form of Common Stock Certificate.(2)
       5       Opinion of Venable, Baetjer and Howard, LLP.(1)
      10.1     $106,922.68 Promissory Note to The Chapman Co. from Nathan A. Chapman, Jr. dated December 31,
               1996.(2)
      10.2     Chapman Holdings, Inc. 1998 Omnibus Stock Plan.(2)
      10.3     Fully Disclosed Clearing Agreement between RPR Clearing Services and The Chapman Co. dated April 1,
               1993, as amended June 16, 1993 and February 4, 1997.(2)
      10.4     Placement Agency Agreement between DEM, Inc. and The Chapman Co. dated May 30, 1997.(2)
      10.5     Distribution Agreement between The Chapman Co. and The Chapman Funds, Inc. on behalf of The Chapman
               U.S. Treasury Money Fund and The Chapman Institutional Cash Management Fund dated April 30, 1997.(2)
      10.6     Distribution Agreement between The Chapman Co. and The Chapman Funds, Inc. on behalf of the DEM
               Equity Fund dated October 28, 1997.(2)
      10.7     Equipment Lease Agreement between The Chapman Co. and Chapman Limited Partnership I dated October 1,
               1993.(2)
      10.8     Trademark Assignment from The Chapman Co. to Nathan A. Chapman, Jr. dated December 24, 1997.(2)
      10.9     Trademark Assignment from The Chapman Co. to Nathan A. Chapman, Jr. dated December 24, 1997.(2)
      10.10    License Agreement between The Chapman Co. and Nathan A. Chapman, Jr dated December 26, 1997.(2)
      10.11    $763,367 Promissory Note to The Chapman, Co. from Chapman Capital Management dated as of October 31,
               1997.(1)
      10.12    Lock-up Agreement between the Company and Nathan A. Chapman, Jr. dated December 28, 1997.(1)
      10.13    $176,250 Promissory Note to The Chapman Co. from Nathan A. Chapman, Jr. dated February 11, 1998.(1)
      21       Subsidiaries of the Company.(2)
      23.1     Consent of Arthur Andersen, LLP.(1)
      23.2     Consent of Venable, Baetjer and Howard, LLP. (included in Exhibit 5).
      24       Power of Attorney.(2)
      27       Financial Data Schedule.(2)

------------------------

(1) Filed herewith.

(2) Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No: 333-43487) as filed with the Securities and Exchange Commission on December 30, 1997.

ITEM 28. UNDERTAKINGS.

    (a) The undersigned Company hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement;

           (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

           (ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement (or the most recent post-effective amendment thereof); and notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in "Calculation of Registration Fee" table in the effective Registration Statement;

           (iii) To include any additional or changed material information with respect to the plan of distribution.

        (2) That, for the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

    (b) The undersigned Company hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned Company hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the registrant has duly caused Pre-Effective Amendment 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Baltimore, state of Maryland, on February 17, 1998.

                                CHAPMAN HOLDINGS, INC.

                                By:          /s/ NATHAN A. CHAPMAN, JR.
                                     -----------------------------------------
                                               Nathan A. Chapman, Jr.
                                                     PRESIDENT

    Pursuant to the requirements of the Act, Pre-Effective Amendment 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURES                      TITLE                    DATE
------------------------------  --------------------------  -------------------

  /s/ NATHAN A. CHAPMAN, JR.    President and Director
------------------------------    (Principal Executive       February 17, 1998
    Nathan A. Chapman, Jr.        Officer)

                                Treasurer and Controller
     /s/ M. LYNN BALLARD          (Principal Financial
------------------------------    Officer and Principal      February 17, 1998
       M. Lynn Ballard            Accounting Officer)

The Entire Board of Directors

  Nathan A. Chapman, Jr.
  Donald V. Watkins
  Earl U. Bravo
  Lottie Shackelford

By:    /s/ NATHAN A. CHAPMAN,
                 JR.
      -------------------------                               February 17, 1998
       Nathan A. Chapman, Jr.
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

EXHIBIT NO.                                           DESCRIPTION                                          PAGE NO.
-------------  -----------------------------------------------------------------------------------------  ----------

       1.1     Form of Underwriting Agreement between the Company and The Chapman Co.

       1.2     Form of Qualified Independent Underwriter Agreement between the Company and Ferris Baker
               Watts, Incorporated.

       1.3     Form of Escrow Agreement between the Company and UMB Bank N.A.

       5       Opinion of Venable, Baetjer and Howard, LLP.

      10.11    $763,367 Promissory Note to the Chapman Co. from Chapman Capital Management, Inc. dated as of October 31, 1997.

      10.12    Lock-up Agreement between the Company and Nathan A. Chapman, Jr. dated December 28, 1997.

      10.13    $176,250 Promissory Note to The Chapman Co. from Nathan A. Chapman, Jr. dated February
               11, 1998.

      23.1     Consent of Arthur Andersen, LLP.

      23.2     Consent of Venable, Baetjer and Howard, LLP (included in Exhibit 5).